Exhibit 10.2

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

TRANSACTION AGREEMENT

by and between

MAYNE PHARMA LLC

and

THERAPEUTICSMD, INC.

DATED AS OF DECEMBER 4, 2022

List of Annexes

Annex 1.1(a)	–	Purchaser Knowledge Parties
Annex 1.1(b)	–	TXMD Knowledge Parties’
Annex 1.1(c)	–	Licensed Domain Names
Annex 1.1(d)	–	Licensed Patents
Annex 1.1(e)	–	Licensed Trademarks
Annex 1.1(f)	–	Product INDs
Annex 1.1(g)	–	Product NDAs
Annex 5.3(a)	–	Net Working Capital
Annex 9.15	–	Indebtedness
Annex 10.1(a)	–	Authorizations

List of Exhibits

Exhibit A	–	Bill of Sale & Assignment and Assumption Agreement
Exhibit B	–	Press Releases
Exhibit C	–	Transition Services Agreement
Exhibit D	–	Guaranty

List of Simultaneously Executed Agreements

License Agreement

i

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made as of this 4th day of December, 2022, by and between Mayne Pharma LLC, a Delaware limited liability company (“Purchaser”), and TherapeuticsMD, Inc., a corporation formed under the laws of Nevada (“TXMD”). TXMD and Purchaser are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, TXMD and its Affiliates sell, market, distribute, manufacture, and otherwise commercialize, by themselves or through Third Parties, the Products in the Territory (the “Product Exploitation”);

WHEREAS, concurrently with the execution of this Agreement and to enable Purchaser to perform the Product Exploitation, TXMD and Purchaser have entered into the License Agreement pursuant to which TXMD shall license and grant to Purchaser certain rights to intellectual property and technology related to the Products in the Territory that is owned by TXMD and/or its Affiliates;

WHEREAS, in support of the License Agreement, TXMD and Purchaser desire to enter into this Agreement to, among other things, govern the sale, transfer, and conveyance to Purchaser of certain Transferred Assets that are necessary or useful for the Product Exploitation and to set forth certain agreements with respect to the Closing as further set forth herein; and

WHEREAS, in connection with the transactions contemplated in the License Agreement and hereby, the Parties and/or their respective Affiliates desire to enter into the Ancillary Agreements, and the Parties will engage in commercially reasonable efforts to negotiate a Transition Services Agreement whereby TXMD will provide certain services for a transition period.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning an exclusive license, asset sale, a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction, directly or indirectly, involving the Licensed IP, the Transferred Assets or the Product Exploitation.

“Action” means any action, suit or proceeding, claim, arbitration, litigation or investigation.

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by Law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity while owning, directly or indirectly, such lower percentage.

“Agreement” has the meaning ascribed to it in the Preamble.

“Amendment No. 17” means the Amendment No. 17 to Financing Agreement, dated November 30, 2022, to the Financing Agreement, dated April 24, 2019, by and among TXMD, certain subsidiaries of TXMD, and Sixth Street Speciality Lending, Inc.

“Ancillary Agreements” means the Bill of Sale & Assignment and Assumption Agreement, the License Agreement, the Transition Services Agreement, and each other agreement or certificate to be delivered by any Party hereto at the Closing.

“Antitrust Laws” means any Laws applicable to TXMD and Purchaser under any applicable jurisdiction that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Authorization” means any consent, authorization, approval, order, license, certification, or permit of or from, or declaration or filing with, any Governmental Entity, including any required filing with any Governmental Entity and the subsequent expirations of any required waiting period under any Antitrust Law.

“Basket” has the meaning ascribed to it in Section 12.4.

“Bill of Sale & Assignment and Assumption Agreement” has the meaning ascribed to such term in Section 6.2.

“Business Day” means a day (other than a Saturday, a Sunday, or a public holiday) on which the banks are open for business in Melbourne and Salisbury, Australia, and New York, New York, United States.

“Cap” has the meaning ascribed to it in Section 12.4.

“Claim” has the meaning ascribed to it in the definition of “Product Liability Claim.”

“Claim Notice” has the meaning ascribed to it in Section 12.5(b).

“Closing” has the meaning ascribed to it in Section 6.1.

“Closing Adjustment Statement” has the meaning ascribed to such term in Section 5.3(b).

“Closing Adjustment Amount” means an amount calculated pursuant to Annex 5.3(a).

“Closing Date” means the date on which Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collaboration Partner” has the meaning ascribed to such term in Section 7.8(l).

“Commercial Information” means marketing, advertising, and promotional and similar information, including sales and customer information, that is existing, owned, and used by TXMD and/or the TXMD Group and in TXMD’s and/or the TXMD Group’s possession as of the Closing Date, for the commercialization of the Products in the Territory, excluding (a) any information that cannot be transferred or otherwise disclosed pursuant to applicable Law, and (b) any information that is covered by confidentiality obligations in respect of a Third Party for which TXMD or any member of the TXMD Group has not obtained such Third Party’s consent.

“Competing Business” means any product containing the Drug Substance and contains the same indications in its label as any of the Products.

“Competing Product” has the meaning ascribed to such term in Section 9.4.

“Confidential Information” has the meaning ascribed to it in Section 9.4.

“Confidentiality Agreement” means the Confidentiality Agreement entered into between Purchaser and TXMD or any of their respective Affiliates on August 12, 2022.

“Contingent Consideration” means all consideration payable by Purchaser to TXMD pursuant to the License Agreement.

“Current Assets” means the current assets which correspond to the ledger entries set forth in the Net Working Capital Annex.

“Current Liabilities” means the current liabilities which correspond to the ledger entries set forth in the Net Working Capital Annex.

“Designated Restriction” has the meaning ascribed to such term in Section 9.22.

“Dispute Statement” has the meaning ascribed to such term in Section 5.3(c).

“DPA” has the meaning ascribed to it in Section 7.17.

“Drug Substance” means the applicable active pharmaceutical ingredient incorporated in each Product.

“Encumbrance” means any encumbrance, claim, charge, hypothecation, lien, license, adverse claim, mortgage, pledge, easement, defect in title, restrictive covenant, option, right of first refusal, or security interest of any kind (whether arising by contract or by operation of law).

“Estimated Closing Adjustment Amount” means the Closing Adjustment Amount, as estimated by TXMD pursuant to Annex 5.3(a).

“Estimated Closing Adjustment Statement” has the meaning ascribed to such term in Section 5.3(a).

“Event” has the meaning ascribed to it in the definition of “Material Adverse Effect.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Agreements” means all agreements of TXMD and/or any member of the TXMD Group that are not Transferred Agreements.

“Excluded Assets” has the meaning ascribed to it in Section 2.1(b).

“Excluded Liabilities” has the meaning ascribed to it in Section 3.2.

“Ex-Territory Product” means any pharmaceutical products containing a Drug Substance or sold under the brand name(s) Annovera®, Imvexxy®, and Bijuva®, marketed and sold by TXMD, any member of the TXMD Group, any of their service providers, and/or Other Partners outside the Territory.

“Ex-US License Agreements” means (i) that certain License and Supply Agreement, dated July 30, 2018, by and between Knight Therapeutics Inc. and TXMD and (ii) that certain License and Supply Agreement, dated June 6, 2019, by and between Theramex HQ UK Limited and TXMD, as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the Medicare, Medicaid and TRICARE programs.

“Final Allocation Schedule” has the meaning ascribed to such term in Section 5.2.

“Final Closing Adjustment Amount” has the meaning ascribed to such term in Section 5.3(c).

“Final Closing Adjustment Statement” has the meaning ascribed to such term in Section 5.3(c).

“Food Regulatory Laws” means all Laws applicable to the procurement, labeling, storage, distribution, sale, importation, exportation, handling, quality, and safety, or promotion of any Product, and any ingredients or components thereof, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and its implementing regulations, the Dietary Supplement Health and Education Act, current Good Manufacturing Practices, Organic Foods Production Act (7 U.S.C. § 6501 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), consumer product safety and protection Laws, and any similar state laws, including California’s Proposition 65 (Cal. Health & Safety Code § 25249.5 et seq.), applicable Arizona Statutes and Administrative Rules (e.g., A.R.S. § 32-1929 et seq.; Ariz. Admin. Code § 4-23-605 et seq.), and regulations issued, and laws enforced, by the FDA, the U.S. Department of Agriculture (“USDA”), the Food Safety and Inspection Service (“FSIS”), the Agricultural Marketing Service (“AMS”), the Federal Trade Commission (“FTC”) and any other Regulatory Authority or Governmental Entity charged with enforcing, implementing, or promulgating laws related to any of the foregoing.

“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack, or the like.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, or any form of fraud premised on recklessness or negligence).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practice” or “GCP” means the standards for the clinical development and research of drugs, including all applicable Laws and requirements relating to the protection of human subjects and the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, promulgated, enforced, or endorsed by any Governmental Entity.

“Good Laboratory Practice” or “GLP” means the standards, practices, and procedures for good laboratory practices by research laboratories promulgated, enforced, or endorsed by any Governmental Entity.

“Good Manufacturing Practice” or “GMP” means the then-current applicable standards, practices and procedures for the methods to be used in, and the facilities or controls to be used for, the manufacture of drugs, dietary ingredients or supplements or any Product, as promulgated, enforced, or endorsed by any Governmental Entity, including FDA regulations at 21 C.F.R. Parts 111, 210 and 211, Parts 808, 812 and 820.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority.

“Guaranty” has the meaning ascribed to it in Section 9.23.

“Healthcare Laws” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by a Governmental Entity, applicable to the exploitation of drugs or to regulatory approvals, investigational exemptions, or the procurement, development, research, manufacture, production, packaging, labeling, distribution, importation, exportation, handling, quality, safety, surveillance, reporting of adverse events and product complaints, recall, reprocessing, commercialization, sale, or promotion of the Products involved in any such exploitation activities, including: (a) the FDCA; (b) GCP, GLP, and GMP; (c) all terms, conditions, and requirements of any regulatory approvals; (d) Laws pertaining to the licensing of, Permits for, certification, accreditation, registration of, and standards for drug manufacturers and distributors; (e) laws governing drug price reporting requirements; (f) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act) and all rules and regulations promulgated thereunder; (g) the Patient Protection and Affordable Care Act; (h) the Physician Payments Sunshine Act; (i) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a-7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), HIPAA; (j) state or provincial manufacturing or distribution licensing, disclosure and reporting requirements; (k) the Federal Trade Commission Act; (l) Food Regulatory Laws; and (m) any comparable foreign, state, or local legal requirements for any of the foregoing, in each case as amended.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of Division A and Title XI of Division B of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and security of protected individually identifiable health information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication and with respect to TXMD and the TXMD Group, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services,-; (c) capital lease obligations; (d) guarantees made by TXMD or any member of the TXMD Group on behalf of any Third Party in respect of obligations of the kind referred to in the foregoing clauses (a) through (c).

“Indemnified Party” has the meaning ascribed to it in Section 12.5(b).

“Indemnifying Party” has the meaning ascribed to it in Section 12.5(b).

“Interest Rate” means a rate per annum (but with interest accruing on a monthly basis) equal to the lesser of (a) [***] percent ([***]%), calculated daily on the basis of a 365-day year, or (b) the maximum rate permitted by Law.

“Inventory” means all stock of Materials and/or Products that are solely maintained, held, or stored by or on behalf of TXMD or the TXMD Group for the Product Exploitation as of the Closing Date.

“IP Assumption Agreement” has the meaning ascribed to such term in Section 6.2.

“IRS” means the U.S. Internal Revenue Service.

“Know-How” means all existing and available technical information, know-how, and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, and other technology necessary or useful for the Product Exploitation or otherwise related to the Products, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical, and clinical data relating to the Products in the Territory.

“Knowledge” means, with respect to Purchaser, the actual knowledge after due inquiry of the individuals listed in Annex 1.1(a), and with respect to Purchaser, the actual knowledge after due inquiry of any of the employees of TXMD listed in Annex 1.1(b).

“Law” means any statute, law, treaty, judgment, ordinance, requirement, decree, regulatory rule, administrative interpretation, code, order, or other requirement having the force of law of any Governmental Entity.

“Liabilities” means any and all Indebtedness, debts, liabilities, expenses, and obligations, of any nature or kind whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including product liability, and, more generally, any liability arising under any Law, action, or governmental order, injunction, or decree and any liability arising under any contract or undertaking.

“License Agreement” means the License Agreement entered into between Purchaser and TXMD (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Licensed Domain Names” means those domain names listed in Annex 1.1(c).

“Licensed IP” means the Licensed Patents, the Licensed Trademarks, as well as any copyright, database right, design right, works for hire and any other intellectual property right, the Licensed Domain Names, and the Know-How (including Commercial Information, Medical Information, Records, and NDA Data (and any and all intellectual property rights in the foregoing)), in each, to the extent relating to one or more Products in the Territory).

“Licensed Patents” means those Patents in the Territory listed in Annex 1.1(d).

“Licensed Trademarks” means those registered trademarks and pending trademark applications in the Territory listed in Annex 1.1(e) under the heading “Licensed Trademarks,” including all goodwill associated therewith.

“Loss” means any and all damages, losses, Liabilities and expenses actually incurred by a Party, including reasonable attorney’s fees and expenses in connection with any Action or Claim, whether involving a Third-Party Claim or a claim solely between the Parties.

“Material Adverse Effect” means a change, effect, fact, event, occurrence, or development (each, an “Event”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or rights, assets or properties or Liabilities of TXMD or the other members of the TXMD Group, (b) the Product Exploitation, the Transferred Assets, the Licensed IP or the Products, or (c) the ability of TXMD to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change to the extent resulting from: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required by this Agreement; (v) any changes in applicable Laws or accounting rules, including GAAP, after the date hereof; or (vi) the public announcement of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on TXMD Group, Product Exploitation, the Transferred Assets, the Licensed IP or the Products compared to other participants in the industries in which TXMD Group conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Suppliers” has the meaning ascribed to it in Section 7.15.

“Materials” means any materials or components used in the manufacture of the Products, including: (a) raw ingredients, (b) intermediates, (c) excipients, (d) processing aids, (e) active ingredients, (f) bulk drug product, and (g) packaging and labelling materials and components (including printed and non-printed components therefor).

“Medical Information” means information solely and exclusively relating to the Products in the Territory, existing, owned, and used by TXMD or any members of the TXMD Group, and in TXMD’s or any member of the TXMD Group’s possession as of the Closing Date, including clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics.

“NDA” means (a) a New Drug Application, as defined in the FDCA or FDA regulations, and (b) all supplements and amendments that may be filed with respect thereto.

“NDA Data” means the existing readily available dossiers in TXMD’s or the TXMD Group’s possession as of the Closing Date containing the Know-How actually used by TXMD and/or the TXMD Group to obtain and maintain the Product NDAs in the Territory.

“NDA Transfer Date” means, for each Product NDA, the effective date of NDA transfer specified by TXMD and Purchaser in letters submitted to FDA notifying the agency that ownership of such Product NDA is transferring from TXMD (or the applicable TXMD Group member or TXMD Affiliate) to Purchaser. Where transfer of NDA ownership requires FDA approval due to certain types of labelling, manufacturing or other changes to be implemented in conjunction with the NDA transfer, NDA Transfer Date means the date upon which the FDA approves the transfer naming Purchaser or Purchaser’s Affiliate or designate as the holder of such Product NDA.

“Net Working Capital” means the Current Assets and Current Liabilities adjusted as of immediately prior to the Closing in a manner consistent with the Net Working Capital Annex.

“Net Working Capital Annex” means Annex 5.3(a).

“Neutral Accountant” has the meaning ascribed to such term in Section 5.3(d).

“Other Partners” means any Third Party to which TXMD, the TXMD Group and/or its Affiliates have sold an Ex-Territory Product or Third Parties to which TXMD, the TXMD Group and/or its Affiliates may sell an Ex-Territory Product in the future.

“Party” or “Parties” has the meaning ascribed to it in the Preamble.

“Patents” means (a) pending patent applications, issued patents, utility models, and designs, (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or division of or to any of the foregoing, (c) any other patent application claiming priority to any of the foregoing anywhere in the world, and (d) extension, renewal, or restoration of any of the foregoing by existing or future extension, renewal, or restoration mechanics, including supplementary protection certificates or the equivalent thereof.

“Permits” has the meaning ascribed to it in Section 7.10.

“Permitted Encumbrance” means (a) any Encumbrances for Taxes, assessments, and other governmental charges that are not yet due and payable, (b) with respect to licenses, permits, or contracts, any restrictions, obligations, limitations, or other Encumbrances contained in such license, permit, or contract or existing at law or under the regulatory regime pursuant to which such license, permit, or contract is granted that are apparent on the face of the copy of the license, permit or contract that has been provided to Purchaser and do not materially impair the current use of the Product, the Transferred Assets, or the Licensed IP, individually or in the aggregate, (c) with respect to a Product NDA, any restrictions, obligations, limitations, or other Encumbrances contained in such Product NDA or existing at law or under the regulatory regime pursuant to which such Product NDA is granted that do not materially impair the current use of the Product, the Transferred Assets, or the Licensed IP, individually or in the aggregate, or (d) any imperfection of title or other Encumbrances that, individually or in the aggregate with other such imperfections and Encumbrances, do not materially impair the current use of the Product, the Transferred Assets, or the Licensed IP.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, or other entity.

“Pharmacovigilance Agreement” means the Pharmacovigilance Agreement to be entered into by Purchaser and TXMD (or one or more of its Affiliates) in accordance with Section 9.8.

“Post-Closing Liabilities” has the meaning ascribed to it in Section 3.1.

“Press Releases” means the press release of TXMD and the press release of Purchaser, each in the form attached hereto as Exhibit B.

“Pre-Closing Period” has the meaning ascribed to it in Section 9.2(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means all Liabilities for Taxes that are imposed on or with respect to the Products or the Transferred Assets, that are attributable to Pre-Closing Tax Periods, with Taxes for a Straddle Period allocated to a Pre-Closing Tax Period pursuant to Section 9.16(b).

“Products” means the pharmaceutical products sold under the brand name(s) Annovera®, Imvexxy®, Bijuva®, BocaGreen®, vitaMed®, VitaPearl®, VitaTrue, RediChewRx, ®, vitaMedMD®RediChew®Rx, vitaMedMD®OneRx, Prena1 Chew, Prena1 Pearl, and Prena1 True as marketed and sold by TXMD, the TXMD Group, and/or its Affiliates under the Product NDAs in the Territory as of the date hereof. For clarity, “Products” includes any product under any of the Product NDAs or any NDA that was developed from a Product NDA irrespective of the trademark under which such product is marketed under.

“Product Exploitation” is defined in the recitals.

“Product Liability Claim” means any Action or any other claim for monetary or equitable relief (a “Claim”) asserted by a Third Party arising out of the sale or use of any Product, including: (a) Actions or Claims that arise from, relate to, or are in connection with injury or death to a human being claimed to have occurred as a result of the use of any Product, whether premised on allegations of design or manufacturing defect, negligence, failure to provide an adequate warning, breach of express or implied warranty, or any other legal theory, (b) Action or Claims that a Third Party was induced to purchase any Product based on false or misleading representations or purchased or used any Product for uses other than those indicated in the labelling for any Product as approved by the FDA or other Regulatory Authority, (c) Actions or Claims that the sale of any Product created a public nuisance, or (d) Actions or Claims premised on regulatory action or voluntary action involving any Product, such as recalls or withdrawal of such Product or Products from the market.

“Product INDs” means the INDs set forth on Annex 1.1(f).

“Product NDAs” means the NDAs set forth on Annex 1.1(g).

“Proposed Allocation Schedule” has the meaning ascribed to such term in Section 5.2.

“Purchase Price” has the meaning ascribed to such term in Section 5.1.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Closing Certificate” has the meaning ascribed to such term in Section 10.3(c).

“Purchaser Disclosure Schedule” has the meaning ascribed to it in ARTICLE 8.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 8.1 (Organization; Qualification), Section 8.2 (Authority; Enforceability) and Section 8.6 (Brokers).

“Purchaser Indemnified Parties” has the meaning ascribed to it in Section 12.2.

“Records” means the books, record, files, and other documentation of TXMD, the TXMD Group, and/or its Affiliates as of the Closing Date, or pertinent portions thereof, in each case to the extent solely and exclusively related to the Products in the Territory, to the extent owned, maintained, and in the possession or control of TXMD, the TXMD Group, or any of its Affiliates as of the Closing Date.

“Regulatory Authority” means any Governmental Entity responsible for granting any license or registrations or authorizations or mark or approvals with respect to any Product in the United States or in any jurisdiction outside of the United States, including the FDA, any successor entity thereto, and any corresponding national or regional regulatory authorities.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants, and financial advisors), and representatives of such Person.

“Sarbanes-Oxley Act” has the meaning ascribed to such term in Section 7.5(c).

“SEC Documents” has the meaning ascribed to such term in Section 7.5(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities and Exchange Commission” means the U.S. Securities and Exchange Commission.

“Specified Accounts Receivable” has the meaning ascribed to such term in the Net Working Capital Annex.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” means all taxes, whether federal, state, local or non-U.S., including, without limitation, income, gross receipts, capital, sales, use, net proceeds, production, ad valorem, turnover, value added, transfer, documentary, franchise, inventory, capital stock, registration, profits, license, lease, service, service use, user, fuel, interest equalization, escheat, unclaimed payments, unitary, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, imposts, levies or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, land transaction return, statement, notice, accounts, registration, computation, assessment or other document (including schedules, attachments or any related or supporting information) relating to Taxes, including any amendment thereof.

“Termination Date” has the meaning ascribed to it in Section 11.1(b).

“Territory” means the United States and its possessions and territories.

“Third Party” means any Person other than a Party or any Affiliate of a Party.

“Third-Party Claim” has the meaning ascribed to it in Section 12.5(b).

“Transfer Taxes” has the meaning ascribed to it in Section 9.16(a).

“Transferred Agreements” means the agreements set forth in Section 7.11(a) of the TXMD Disclosure Schedule.

“Transferred Assets” has the meaning ascribed to it in Section 2.1(a).

“Transition Services Agreement” has the meaning ascribed to it in Section 9.9.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“TXMD” has the meaning ascribed to it in the Preamble.

“TXMD Closing Certificate” has the meaning ascribed to such term in Section 10.2(e).

“TXMD Disclosure Schedule” has the meaning ascribed to it in ARTICLE 7.

“TXMD Fundamental Representations” means the representations and warranties set forth in Section 7.1 (Organization; Qualification), Section 7.2 (Authority; Enforceability); Section 7.3 (Subsidiaries); Section 7.4 (No Violations; Consents), Section 7.7 (Title to Assets), Section 7.8(a) (Intellectual Property), the first sentence of Section 7.13 (Product NDAs), Section 7.14 (Tax Matters) and Section 7.18 (Brokers).

“TXMD Group” means each of TXMD and each of its Subsidiaries.

“TXMD Indemnified Parties” has the meaning ascribed to it in Section 12.3.

“U.S.” or “United States” means the United States of America, including all possessions and territories thereof.

1.2    Interpretive Provisions. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean United States Dollars;

(d)    references herein to a specific Section, Article, Recital, Schedule, Annex, or Exhibit shall refer, respectively, to Sections, Articles, Recitals, Schedules, Annexes, or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(f)    references herein to any gender shall include each other gender;

(g)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding;”

(h)    references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented, or superseded, in whole or in part, and in effect, as of the time at which such Law or license is referenced;

(i)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(j)    references to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time in accordance with the terms thereof;

(k)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(l)    any documents or materials referred to herein as being “made available” to Purchaser shall have been provided to Purchaser or its counsel at least one (1) Business Day prior to the date hereof;

(m)    no provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law, including that no provision of this Agreement is to be construed to fetter the Purchaser’s continuous disclosure obligations under the listing rules of the Australian Securities Exchange or the Australian Corporations Act; and

(n)    a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking.

ARTICLE 2

SALE AND TRANSFER OF ASSETS

2.1    Purchase and Sale of Transferred Assets.

(a)    Transferred Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, including Section 2.1(b) and Section 2.2, TXMD shall, and shall cause each other relevant member of the TXMD Group to, sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from TXMD, free and clear of any and all Encumbrances, all of TXMD’s right, title, and interest in, to, and under the following assets (the “Transferred Assets”):

(i)    the Product NDAs and the Product INDs;

(ii)    the Transferred Agreements; and

(iii)     the Current Assets, including the Inventory.

(b)    Excluded Assets. For the avoidance of doubt, nothing herein contained shall be deemed to sell, transfer, assign, convey, or deliver to Purchaser, and TXMD (and the other members of the TXMD Group, as applicable) shall retain all right, title, and interest in, to, and under the following assets (the “Excluded Assets”):

(i)    the assets that relate exclusively to (A) any Ex-Territory Product, or (B) any product other than the Products;

(ii)    the Licensed IP (without limitation of the licenses granted to Purchaser under the License Agreement);

(iii)    any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto (without limitation of the licenses granted to Purchaser under the License Agreement);

(iv)    any real property and leaseholds (together with all fixtures and fittings related to any property), physical plant, machinery, equipment, supplies, motor vehicles, and laboratory or office equipment;

(v)    any rights or assets used solely in the sale, marketing, distribution, manufacture, and other commercialization of the Ex-Territory Products for countries outside the Territory, without limitation of the licenses granted to Purchaser under the License Agreement;

(vi)    any Excluded Agreements;

(vii)    any rights related to the employees of TXMD or any other member of the TXMD Group;

(viii)    the shares of capital stock of any member of the TXMD Group;

(ix)    without prejudice to TXMD’s rights to receive insurance proceeds or its obligations hereunder to Purchaser with respect to Product Liability Claims or indemnification obligations, any rights under TXMD’s insurance policies, whether or not related to any Product or the Transferred Assets;

(x)    originals of books and records that the TXMD Group and their Affiliates are required to retain pursuant to any Law, subject to Section 9.13;

(xi)    any books and records relating to employees of TXMD and/or any member of the TXMD Group;

(xii)    any books and records that comprise TXMD Group’s or any of its Affiliates’ accounting or Tax records;

(xiii)    all refunds, claims for refunds, or rights to receive refunds from any Governmental Entity with respect to any and all Taxes paid or to be paid by TXMD, any member of the TXMD Group, or any of its Affiliates (including any and all Taxes paid or to be paid by any of TXMD’s Affiliates or Subsidiaries on behalf of TXMD);

(xiv)    all rights of TXMD arising under this Agreement and each of the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby;

(xv)    TXMD’s NASDAQ ticker symbol and listing;

(xvi)    TXMD’s securities exchange commission registration;

(xvii)    TXMD’s corporate franchise and the good will of TXMD Group’s business and the assets; and

(xviii)    all other assets, properties, rights, and interests of TXMD Group and their Affiliates not described in Section 2.1(a).

2.2    No Transfer of Certain Assets. The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, TXMD and its Affiliates will not be obliged to sell, transfer, assign, convey, deliver, exercise or grant any licenses (under Section 4.1 or otherwise), or perform any activities, and Purchaser will not be obliged to purchase, accept, exercise or grant any license rights (under Section 4.1 or otherwise) and will not perform any activities, related to any of the Transferred Assets and/or the Licensed IP if such Transferred Assets and/or the Licensed IP relate to countries that are, as of the date hereof, subject to comprehensive U.S. trade sanctions (meaning country-wide sanctions not limited to specific sectors or parties) administered by the U.S. Treasury Department’s Office of Foreign Assets Control.

2.3    Risk of Loss. Title and risk of loss or damage to the Transferred Assets shall pass to Purchaser immediately upon consummation of, and conditioned upon, the Closing.

ARTICLE 3

LIABILITIES

3.1    Pre and Post-Closing Liabilities. TXMD and the relevant members of the TXMD Group shall remain responsible for, and TXMD shall, and shall cause the relevant members of the TXMD Group to, pay, perform and discharge when due all Liabilities that relate to or arise in connection with the ownership or use of the Transferred Assets and/or the Licensed IP or the Product Exploitation prior to the Closing. Purchaser shall not assume any Liabilities of TXMD or any other member of the TXMD Group, including any Liabilities of any member of the TXMD Group relating to Taxes. Purchaser shall be responsible for, and pay, perform, and discharge when due only the (a) the Current Liabilities and (b) Liabilities arising after the Closing Date to the extent relating to the Purchaser’s ownership or use of the Transferred Assets and/or the Licensed IP or the Product Exploitation after the Closing Date (such Liabilities arising after the Closing Date, the “Post-Closing Liabilities”).

3.2    Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, other than the Current Liabilities and Post-Closing Liabilities, TXMD and the relevant members of the TXMD Group shall retain and remain responsible for, and TXMD shall, and shall cause each relevant member of the TXMD Group to, pay, perform, and discharge all Liabilities of TXMD or the relevant member TXMD Group, as applicable (collectively, the “Excluded Liabilities”).

ARTICLE 4

GRANT OF LICENSES

4.1    Grant of Licenses.

(a)    Licenses. In addition to the Contingent Consideration, if any, the consideration for the licenses under the License Agreement shall form part of this Agreement.

ARTICLE 5

PAYMENTS; TAX

5.1    Consideration. The total consideration for the purchase of the Transferred Assets as described herein and the provision of the licenses under the License Agreement shall be: (a) an amount in cash equal to US$140,000,000 (the “Purchase Price”), plus (b) the Final Net Working Capital as determined in accordance with this Agreement, plus (c) TXMD’s right to receive the Contingent Consideration, if any, on the terms, and subject to the conditions, set forth in the License Agreement and this Agreement. At the Closing, the Purchaser shall pay to Seller in cash, by wire transfer of immediately available funds, an amount equal to the Purchase Price plus the Estimated Net Working Capital.

5.2    Tax Treatment; Purchase Price Allocation. For all applicable Tax purposes, both Parties agree to report the transactions contemplated by this Agreement as a purchase of the Transferred Assets. To the extent permitted by applicable Law, both Parties also agree to report the license of the Licensed Patents under the License Agreement as a transfer subject to Section 1235 of the Code and Treasury Regulations promulgated thereunder for U.S. federal income tax purposes. Within ninety (90) days of the Closing Date, Purchaser shall prepare, and provide to TXMD, a statement setting forth the allocation of the Purchase Price, and any other relevant items, among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Proposed Allocation Schedule”). TXMD shall have thirty (30) days after receipt of the Proposed Allocation Schedule to notify Purchaser in writing whether it accepts or objects to such draft allocation, and the reasons for any objections. If TXMD has accepted such draft allocation it shall become the final allocation (the “Final Allocation Schedule”). If TXMD has timely objected to the draft allocation, then Purchaser and TXMD shall proceed in good faith to determine mutually the matters in dispute. If TXMD and Purchaser are unable to agree on the Final Allocation Schedule within thirty (30) days after receipt by Purchaser of a written notice of objection, then, any disputes will be submitted for resolution to a mutually agreed upon accounting firm. The costs and expenses of the accounting firm shall be shared equally by TXMD and Purchaser. Any adjustments to the Purchase Price, including receipt of Contingent Consideration, shall be allocated in a manner consistent with the Allocation Schedule. TXMD and Purchaser agree that the Final Allocation Schedule shall be used by each of them in the preparation and filing of all Tax Returns, and each Party agrees that it shall take no position inconsistent with the Final Allocation Schedule on any Tax Return or in any proceeding before any Governmental Entity, except as may be required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state or local Tax Law.

5.3    Net Working Capital. The Estimated Net Working Capital Amount and the Final Net Working Capital Amount shall be determined as set forth below in this Section 5.3:

(a)    At least five (5) Business Days (but no more than ten (10) Business Days) prior to Closing Date, TXMD shall deliver to the Purchaser a reasonably detailed statement certified by the Chief Executive Officer and Chief Financial Officer of TXMD setting forth TXMD’s good faith calculation of the Net Working Capital as of the Closing (the “Estimated Net Working Capital”), prepared consistent with the Net Working Capital Annex and delivered with reasonable supporting detail (the “Pre-Closing Statement”). Following delivery of the Pre-Closing Statement, TXMD shall provide reasonable access during normal business hours to relevant books and records (including accountant work papers) and access to accountants and employees of TXMD to the extent necessary to complete the Purchaser’s review of the Pre-Closing Statement, and TXMD shall cooperate with the Purchaser and its representatives in connection with their review. Prior to the Closing, TXMD shall consider in good faith any comments to the Pre-Closing Statement timely provided by the Purchaser.

(b)    Within ninety (90) Calendar Days after the Closing Date, Purchaser shall deliver to TXMD a statement setting forth Purchaser’s calculation of the Net Working Capital as of the Closing (the “Closing Net Working Capital”), prepared consistent with the Net Working Capital Annex and delivered with reasonable supporting detail (the “Closing Statement”). Following delivery to TXMD of the Closing Statement and until the Closing Statement is finalized in accordance with this Section 5.3, TXMD shall be permitted, solely for purposes of this Section 5.3 and subject to Section 9.6, to review relevant books and records (including accountant work papers) and access to accountants and employees of TXMD to the extent necessary to complete TXMD’s review of the Closing Statement, and the Purchaser shall cooperate with TXMD and its representatives in connection with their review of the Closing Statement, which information shall be deemed confidential information of Purchaser for purposes hereof. The Closing Statement, and the Closing Net Working Capital set forth therein, shall become final and binding on the parties on the date that is thirty (30) Calendar Days following Purchaser’s delivery thereof to TXMD, unless TXMD delivers written notice of its disagreement specifying in reasonable detail each disputed item or amount and the basis for its disagreement therewith (a “Notice of Disagreement”) to Purchaser on or prior to such date.

(c)    During the thirty (30) Calendar Days following delivery of a Notice of Disagreement, Purchaser and TXMD shall seek to resolve in good faith and in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of such thirty (30) Calendar Day period, if no resolution has been reached, Purchaser and TXMD shall submit such dispute to BDO USA, LLP’s National Dispute Advisory Service Practice (the “Firm”); provided that, any representatives of the Firm associated in any way with resolving any such dispute shall not have previously provided services to the Purchaser or TXMD, for resolution of all matters which remain in dispute which were included in the Notice of Disagreement, and the Firm shall make a final determination of the Closing Net Working Capital in accordance with the terms of this Agreement (with it being understood that the parties will request that the Firm deliver to the parties its resolution in writing not more than forty five (45) Calendar Days after its engagement). The Firm shall make its determination only with respect to the matters still in dispute and, with respect to each such matter, its determination shall be within the range of the dispute between Purchaser and TXMD. The Firm’s determination shall be based solely on written materials submitted by Purchaser and TXMD (i.e., not on independent review) and on the definitions included herein and the provisions of this Agreement. Any determinations by the Firm, and any work or analyses performed by the Firm in connection with its resolution of any dispute under this Section 5.3(c) shall not be admissible in evidence in any suit, action or other proceeding between the parties, other than to the extent necessary to enforce payment obligations under this Section 5.3.

(d)    The costs and expenses of the Firm shall be allocated between Purchaser and TXMD based upon the percentage of the portion of the contested amount not awarded to Purchaser or TXMD compared to the amount actually contested by such party. For example, if TXMD claims that the Closing Net Working Capital is $1,000 greater than the amount claimed by Purchaser, and Purchaser contests only $500 of the amount claimed by TXMD, and if the Firm ultimately resolves the dispute by awarding TXMD $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to TXMD.

(e)    If a timely Notice of Disagreement is delivered by TXMD to Purchaser, then the Closing Statement, and the Closing Net Working Capital contained therein, shall become final and binding on the parties on the earlier of (i) the date Purchaser and TXMD resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Firm.

(f)    If the Closing Net Working Capital is greater than the Estimated Net Working Capital paid at Closing (such amount, the “Underpayment Amount”), then reasonably promptly, and in no event more than five (5) Business Days, after the date on which the Closing Statement becomes final and binding on the parties, Purchaser shall pay to TXMD the Underpayment Amount. If overpayment or underpayment is deemed immaterial by both parties, it will be set off against or paid with, the next due royalty payment. If the Purchaser fails to timely pay such amount, such amount due shall bear interest calculated at the Interest Rate from the date such amount is due and owing. If such amount is not timely paid, TXMD shall also be entitled to be paid for any costs of collection including reasonable attorneys’ fees.

(g)    If the Closing Net Working Capital is less than the Estimated New Working Capital paid at Closing (such amount, the “Overpayment Amount”), then reasonably promptly, and in no event more than five (5) Business Days, after the date on which the Closing Statement becomes final and binding on the parties, TXMD shall pay to Purchaser the Overpayment Amount. If TXMD fails to timely pay such amount, Purchaser such amount due shall bear interest calculated at the Interest Rate from the date such amount is due and owing and Purchaser shall be entitled to set off such amount pursuant to Section 12.8(a). If such amount is not timely paid, the Purchaser shall also be entitled to be paid for any costs of collection including reasonable attorneys’ fees.

(h)    For a period of two years following the Closing Date in the case of Allowance for Returns and one year from the Closing date in the case of Wholesale Distributor Fees and Payer Rebates, Purchaser may continue to provide updated Closing Statements solely with respect to calculation of the Closing Net Working Capital conduct solely with respect to the matters included in the items entitled Allowance for Returns, Allowance for Wholesale Distributor Fees and Payer Rebates, in each case, comparing actual invoices against accruals on a quarterly basis. The Accrual Shortfall shall become final and binding on the parties on the date that is thirty (30) Calendar Days following Purchaser’s delivery thereof to TXMD, unless TXMD delivers written Notice of Disagreement to Purchaser on or prior to such date. The matter may be referred by either party to the Firm in same manner as clause (c) above. In the event that the Firm determines that amounts are due and payable to Purchaser, TXMD shall pay such amount due plus interest from the date of the Notice of Disagreement with interest calculated at the Interest Rate and Purchaser shall be entitled to set off such amount, plus costs or attorneys fees and other costs of collection pursuant to Section 12.8(a) The term “Final Net Working Capital” as used in this Agreement means the Closing Net Working Capital as finally determined pursuant to this Section 5.3, as adjusted pursuant to this Section 5.3(h).

ARTICLE 6

THE CLOSING

6.1    Closing. Subject to the satisfaction or waiver of all the conditions set forth in ARTICLE 10, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of required documents, unless another date or place is agreed to in writing by Purchaser and TXMD, at 10:00 a.m. New York City time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions in ARTICLE 10 (other than those conditions which, by their nature, may only be satisfied at Closing, but subject to the satisfaction of such conditions) or on such earlier date as mutually agreed by the Parties. The Closing shall be deemed to have occurred as of 12:01 a.m. New York City time, on the Closing Date, such that Purchaser shall be deemed the owner of the Transferred Assets on and after the Closing Date.

6.2    Deliverables.

(a)    At the Closing, TXMD shall deliver to Purchaser the following:

(i)    a Bill of Sale & Assignment and Assumption Agreement in the form of Exhibit A (the “Bill of Sale & Assignment and Assumption Agreement”) duly executed by each member of the TXMD Group;

(ii)    the Transition Services Agreement to be mutually agreed in good faith in accordance with Section 9.9 duly executed by each relevant member of the TXMD Group;

(iii)    the duly executed TXMD Closing Certificate; and

(iv)    such other good and sufficient instruments of transfer as Purchaser reasonably deems necessary to vest in Purchaser all right, title and interest in, to and under the Transferred Assets.

(b)    At the Closing, Purchaser shall deliver to TXMD the following:

(i)    the Bill of Sale & Assignment and Assumption Agreement duly executed by Purchaser

(ii)    the Transition Services Agreement duly executed by Purchaser; and

(iii)    the duly executed Purchaser Closing Certificate.

(c)    Notwithstanding anything to the contrary herein, Purchaser and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such Taxes as any of them are required to deduct or withhold under applicable Law; provided, however, that there shall be no such deduction or withholding in connection with payments to purchase the Transferred Assets to the extent the deliverables pursuant to Section 10.2(h) are provided. To the extent that any amounts are so deducted and withheld and properly remitted to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF TXMD

TXMD represents and warrants to Purchaser as of the date hereof and as of the Closing Date that, except as set forth on the disclosure schedule provided by TXMD to Purchaser (the “TXMD Disclosure Schedule”) pursuant to Section 13.17, the following representations and warranties are true and correct:

7.1    Organization; Qualification. TXMD and each of its Subsidiaries are companies duly organized, validly existing, and in good standing under the laws of the state of their formation. TXMD and each of its Subsidiaries are each duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, lease, or operation of its assets and properties makes such qualification necessary.

7.2    Authority; Enforceability. TXMD, and as applicable, each other member of the TXMD Group, has the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, as of their delivery, each of the Ancillary Agreements, by TXMD, and as applicable, each other member of the TXMD Group, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other organizational proceedings on the part of TXMD, and/or as applicable, each other member of the TXMD Group, are required therefor. This Agreement has been, and the Ancillary Agreements, as of their delivery, will be, duly executed and delivered by TXMD and each applicable member of the TXMD Group and, assuming the due authorization, execution, and delivery of this Agreement and, as of their delivery, each of the Ancillary Agreements, by Purchaser, will constitute the legal, valid, and binding obligation of TXMD and the applicable TXMD Group members, enforceable against TXMD and the applicable TXMD Group members in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

7.3    Subsidiaries. Section 7.3(a) of the TXMD Disclosure Schedule list each direct and indirect Subsidiary of TXMD and its place of organization. Section 7.3(b) of the TXMD Disclosure Schedule sets forth, for each Subsidiary that is not directly or indirectly wholly owned by the company (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by TXMD. All of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of TXMD that is owned directly or indirectly by TXMD have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of assets held by such Subsidiaries.

7.4    No Violations; Consents. Except for (a) the applicable requirements of the HSR Act, (b) any filings with Governmental Entities or other Authorizations necessary to transfer the Transferred Assets, and (c) the Authorizations listed in Section 7.4 of the TXMD Disclosure Schedule, the execution and delivery of this Agreement does not and, as of their delivery, the execution and delivery of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not (i) violate any Law applicable to TXMD, the TXMD Group, the Product, the Transferred Assets, or the Licensed IP, (ii) conflict with any provision of the charter or by-laws (or similar organizational documents) of TXMD or any member of the TXMD Group, (iii) require any approval, authorization, consent, license, exemption, filing, or registration with any court, arbitrator, or Governmental Entity, (iv) violate or conflict with or require any approval, authorization or consent under any of TXMD’s or any other member of the TXMD Group indebtedness or other financing arrangements; or (v) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination or cancellation of any Transferred Agreement, except with respect to the foregoing clauses (iii) and (v), for such approvals, authorizations, consents, licenses, exemptions, filings, or registrations which have been obtained or made or which, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to interfere with TXMD’s or any member of the TXMD Group’s performance of its obligations hereunder.

7.5    Financial Statements.

(a)    TXMD has timely filed with or furnished to the Securities and Exchange Commission all reports, schedules, forms, statements and other documents required to be filed or furnished by TXMD since January 1, 2019 (the “SEC Documents”). No Subsidiary of TXMD is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the Securities and Exchange Commission. As of their respective dates of filing, or, in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the Securities Exchange Commission prior to the date hereof, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. TXMD has made available to Purchaser all material correspondence with the Securities and Exchange Commission since January 1, 2019 and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the Securities and Exchange Commission with respect to any of the SEC Documents and, to the Knowledge of TXMD as of the date of this Agreement, none of the SEC Documents is the subject of any ongoing review by the Securities and Exchange Commission.

(b)    The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the TXM Group included in the SEC Documents when filed (or, if such financial statements were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the financial statements that are amended or restated therein). complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the Securities and Exchange Commission or other rules and regulations of the Securities and Exchange Commission) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of TXMD and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are expected to be material).

(c)    Since January 1, 2019, subject to any applicable grace periods, TXMD has been and is in material compliance with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d)    (A) TXMD maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) TXMD has disclosed since January 1, 22019, to TXMD’s auditors and the audit committee of TXMD’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect TXMD’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of TXMD, whether or not material, that involves management or other employees who have a significant role in the TXMD Group’s internal control over financial reporting. TXMD has made available to Purchaser all such disclosures made by management to the TXMD Group’s auditors and audit committee from January 1, 2019 to the date of this Agreement. TXMD’s principal executive officer and principal financial officer have made, with respect to the SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Securities and Exchange Commission. As of the date of this Agreement, TXMD has not identified any material weaknesses in the design or operation of the internal controls over financial reporting that has not been subsequently remediated. Neither TXMD nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of TXMD or any TXMD Group member within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e)    Except (A) as reflected, accrued or reserved against in the TXMD Group’s consolidated balance sheet as of December 31, 2021 (or the notes thereto) included in the TXMD

Group’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2021, (B) for liabilities or obligations incurred in the ordinary course of business (including, but not limited to, liabilities or obligations incurred in connection with financing arrangements that have been disclosed in the SEC Documents) since December 31, 2021, and (C) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, neither TXMD nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, other than those which, individually or in the aggregate, (x) have not had and would not reasonably be expected to have a material affect on the Product Exploitation, Licensed IP or Transferred Assets and (y) would not reasonably be expected to prevent or materially impair or delay the ability of TXMD to consummate the transactions contemplated hereby and pursuant to the Ancillary Agreements.

(f)    There are no Liabilities with respect to the Transferred Assets or the Product Exploitation, except for Liabilities which have arisen in the ordinary course of business consistent in all material respects with past practice and which are not, individually or in the aggregate, material in amount, and for which adequate reserves have been made. All Liabilities of TXMD Group are adequately set forth on the face of the financial statements of the TXMD Group included in the SEC Documents or have been otherwise disclosed in the SEC Documents and adequate reserves have been made with respect to all such Liabilities, all of which constitute Excluded Liabilities.

(g)    Since December 31, 2021, (i) TXMD and the TXMD Group has conducted the Product Exploitation in the ordinary course of business and in a manner consistent in all material respects with past practice and (ii) there has not been any change, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

7.6    Litigation. Except as disclosed in Section 7.6 of the TXMD Disclosure Schedule, there is no, and has been no, Action or Claim pending or threatened in writing against TXMD or any other TXMD Group member or, to the Knowledge of TXMD, any of its Affiliates, that relates to the Product, the Transferred Assets, or the Licensed IP, or that challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. There are no outstanding orders, injunctions, or decrees of any Governmental Entity that apply to any of the Transferred Assets that restrict the ownership, disposition, or use of any of the Transferred Assets.

7.7    Title to Assets. TXMD has good and marketable title to, or a valid leasehold interest in, or a valid and enforceable license or other right to use, all of the Transferred Assets. All of the Transferred Assets owned by any member of the TXMD Group are owned free and clear of all Encumbrances. Except as set forth on Section 7.7 of the TXMD Disclosure Schedule, the Transferred Assets, together with the Licensed IP, constitute all of the assets related to or used in the Product Exploitation as currently conducted by TXMD and the other members of the TXMD Group

7.8    Intellectual Property.

(a)    TXMD is the sole and exclusive owner of all of the Licensed IP free from Encumbrances and is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record or exclusive licensee for each registration, grant, application or other Permit with respect to the Licensed IP.

(b)    Annex 7.8(c), Annex 7.8(d), and Annex 7.8(e) contain true and complete lists of all Patents, trademarks, and domain names included in the Licensed IP. The Licensed IP constitutes all of the intellectual property rights which are used by TXMD, any member of the TXMD Group and its and their Affiliates for the Product Exploitation as of the date hereof. Except as disclosed in Section 7.8(b) of the TXMD Disclosure Schedule, none of TXMD, any member of the TXMD Group, or any of its Affiliates is a party to any license or similar agreement under which it has granted a license or other rights to any Third Party, including any academic organization or agency, in respect of any Product or Licensed IP.

(c)    TXMD, and the TXMD Group, has obtained from all individuals who participated in any respect in the invention or authorship of any Licensed IP effective assignments of all ownership rights of such individuals in such Licensed IP, either pursuant to written agreement or by operation of Law. No officer or employee of TXMD or the TXMD Group is subject to any agreement with any Third Party which requires such officer or employee to assign any interest in any Licensed IP to any Third Party.

(d)    All of TXMD’s and the TXMD Group’s employees, officers and consultants have executed agreements or have existing obligations under applicable laws requiring assignment to TXMD of all inventions made during the course of and as the result of their association with TXMD Group or its Affiliates and obligate all such all such individuals to maintain as confidential TXMD Group’s and its Affiliates’ confidential information which such individuals may receive, to the extent required to support TXMD’s obligation under this Agreement, the License Agreement and the other Ancillary Agreements.

(e)    TXMD has the right to grant to Purchaser the licenses under the Licensed IP and the Know-How that it proports to grant hereunder and under the License Agreement and the other Ancillary Agreements. TXMD has the right to use and disclose and to enable Purchaser to use and disclose the Know-How free from Encumbrances.

(f)    The Product Exploitation as conducted as of the date hereof, does not infringe, misappropriate, or otherwise violate the intellectual property rights of any Third Party. None of the Licensed IP has been adjudged invalid or unenforceable in whole or in part and all such Licensed IP is valid and enforceable, other than abandoned Patents and the opinions of the U.S. Patent and Trademark Office with respect to currently pending patent applications and trademark applications or registered trademarks which are vulnerable for non-use cancellation. Except as disclosed in Section 7.8(f) of the TXMD Disclosure Schedule, as of the date hereof, there is, in the Territory, no Claim or investigation pending or, to the Knowledge of TXMD, threatened against TXMD, the TXMD Group or any of its or their Affiliates, that relates to the Licensed IP (i) based upon, or challenging or seeking to deny or restrict, the rights of TXMD, the TXMD Group or any of its or their Affiliates in any of the Licensed IP, or (ii) alleging that the Product, or any processes used to manufacture the Product, conflict with, misappropriate, infringe, or otherwise violate any intellectual property rights of any Third Party in the Territory.

(g)    All application, registration, maintenance, other related fees and renewal fess in respect of patents included in the Licensed IP have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of obtaining or maintaining such patents.

(h)    To TXMD’s Knowledge, neither TXMD, nor any member of the TXMD Group, nor any of TXMD’s Affiliates have committed any act, or omitted to commit any act, that may cause the patents included in the Licensed IP to expire prematurely or be declared invalid or unenforceable.

(i)    Neither TXMD, any member of the TXMD Group, nor its Affiliates has initiated or been involved in any Claims in which it or they allege that any Third Party is or was infringing or misappropriating any Licensed IP.

(j)    Except as disclosed in Section 7.8(j) of the TXMD Disclosure Schedule, to the Knowledge of TXMD, no Third Party is infringing any of the Licensed IP.

(k)    Except as disclosed in Section 7.8(k) of the TXMD Disclosure Schedule, neither TXMD nor any member of the TXMD Group, have entered into a government funding relationship that would result in rights to any Licensed IP or Products residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted in the License Agreement are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the laws of any other country.

(l)    All preclinical and clinical studies or tests with respect to the Product: (i) conducted or sponsored by TXMD, the TXMD Group, its Affiliates, or any research, development, collaboration or similar partner of TXMD while acting in such capacity (each, a “Collaboration Partner”); or (ii) used, or intended to be used, to support any filing or application with a Regulatory Authority have, in each case ((i) and (ii)), been conducted in material compliance with applicable Laws and applicable rules, regulations (including the standards for good clinical practices relating to clinical trials for pharmaceuticals under applicable laws) and federal and state Laws, rules, and regulations restricting the use and disclosure of individually identifiable health information.

(m)    Neither TXMD, any member of the TXMD Group, nor, to TXMD’s Knowledge, any Collaboration Partner has received any written notice or other correspondence from the FDA or any other Regulatory Authority or institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests with respect to any Product: (i) threatening the initiation of any action to place a clinical hold order on any such studies or tests; or (ii) otherwise requiring the termination, suspension or material modification of any such studies or tests.

(n)    Neither TXMD, any member of the TXMD Group, nor, to TXMD’s Knowledge, any Person acting on its behalf is the subject of any pending or, to TXMD’s Knowledge, threatened investigation by the FDA or any other Regulatory Authority.

(o)    TXMD and the TXMD Group have not, and to TXMD’s knowledge, no Third Parties have, altered, falsified, or otherwise manipulated any data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Products.

(p)    All clinical trials and studies have been conducted, all data has been generated, analyzed, reviewed and stored, and manufacturing and distribution has been conducted, in each case, with respect to the Products, in compliance with applicable Laws in all material respects.

(q)    TXMD and the TXMD Group have instituted and maintain policies and procedures reasonably designed to prevent the alteration, falsification or manipulation of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Products and to encourage employees to report any compliance issues related thereto (and TXMD has made available to Purchaser copies or written summaries of any such reports).

7.9    Compliance with Applicable Law. TXMD and the TXMD Group are and have been in compliance with all applicable Laws, including all Healthcare Laws of any federal, state or foreign government, or any Governmental Entity, currently in effect, except for any failure to be in compliance that would not reasonably be expected to be material to the Transferred Assets or Products or to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with TXMD’s performance of its obligations hereunder. TXMD Group has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any failure to so comply that is unresolved as of the date hereof.

7.10    Regulatory Issues.

(a)    TXMD, its Subsidiaries and controlled Affiliates, and, to TXMD’s Knowledge, their contracted Third Party manufacturers, have developed, tested, investigated, labeled, packaged, manufactured, distributed, stored, shipped, commercialized, and promoted the Products, including any ingredients and components thereof, in material compliance with Healthcare Laws, including Food Regulatory Laws, including the FDCA and applicable implementing regulations issued by the FDA.

(b)    TXMD, its Subsidiaries and controlled Affiliates, and, to TXMD’s Knowledge, their contracted Third Party manufacturers, have been in compliance in all material respects with all laws related to the labeling, marketing and promotion of Products, including applicable Food Regulatory Laws. To the extent applicable, any claims made by or on behalf of TXMD regarding any Product (i) are materially accurate and substantiated, and (ii) have received all necessary approvals from the FDA or other Regulatory Authority or Governmental Entity, including all any applicable notifications or approvals relating to structure/function claims, nutrient content claims, and qualified health claims. To the extent required by applicable Law, all Products that are marketed with structure/function claims have disclosures that the FDA has not evaluated the claim and that the Product is not intended to diagnose, treat, cure or prevent any disease. To TXMD’s Knowledge, there have been no claims that any Products have been misbranded, mislabeled, or adulterated.

(c)    TXMD, its Subsidiaries and to TXMD’s Knowledge, their contracted Third Party manufacturers and Affiliates are and have been in material compliance with and have submitted and possesses all permits, NDAs, licenses, registrations, authorizations, certificates, orders, regulatory and marketing approvals and clearances (including any required new dietary ingredient premarket notifications), franchises, variances and other similar rights issued by or obtained from any Governmental Entities required to investigate, sell, manufacture, distribute, market, or otherwise commercialize the Products as currently conducted (collectively, “Permits”), including all such Permits required by the FDA and any other U.S. federal or state agencies or bodies or other Regulatory Authority engaged in the regulation of the Products. All such Permits of TXMD and the TXMD Group and, to TXMD’s Knowledge, their contracted Third Party manufacturers, are valid and in full force and effect.

(d)    All manufacturing operations conducted by or for the benefit of TXMD or the TXMD Group with respect to the Products have been and are being conducted in material compliance with applicable Healthcare Laws including Food Regulatory Laws, including 21 C.F.R. 111, 210 and 211 and GMPs. TXMD has filed with the FDA and other applicable Governmental Entities all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including adverse experience reports and field alert reports, that are material to the continued Product Exploitation or otherwise required under Healthcare Laws, including Food Regulatory Laws. Except as set forth on Schedule 7.10(l), neither TXMD, nor its Subsidiaries, nor its controlled Affiliates, nor its contract manufacturers have received an FDA Form 483 or any other regulating authority notice of inspectional observations related to or affecting the Products, and there have been no voluntary or required recalls, market withdrawals, seizures, detentions or similar actions, or any material quality, safety efficacy or performance issues detected, defects, or complaints as it relates to the Products, or to TXMD’s Knowledge, its contract manufacturers that can potentially threaten any Product.

(e)    Neither TXMD, the TXMD Group or its Affiliates nor to TXMD’s Knowledge, any contractors with respect to any Product-related services performed for TXMD, has received any written notice or other communication from the FDA, USDA, FSIS, AMS, FTC, the Department of Justice, any state attorney general or any private enforcer acting as a private attorney general or other Regulatory Authority or Governmental Entity, including any Warning Letter, Untitled Letter, notice of violation letter, penalty, fine, sanction, assessment, clinical hold, written request for corrective or remedial action, investigation, or other compliance or enforcement notice (i) contesting the marketing authorization of, the uses or investigation of, or the labeling and promotion of, any Products, (ii) questioning, or alleging violations relating to, the regulatory status of any Product marketed as a dietary ingredient or dietary supplement or the promotional or labeling claims for such Product, (iii) otherwise stating or alleging any violation applicable to any Product of any applicable Law, including any Healthcare Laws or Food Regulatory Laws, or (iv) otherwise questioning or raising material concerns about the safety or efficacy of a Product.

(f)    All non-clinical and preclinical studies, clinical trials and investigations of the Products conducted by or on behalf of TXMD, the TXMD Group or its Affiliates have been conducted in material compliance with the applicable investigational new drug application (“IND”) or other applicable clinical investigation exemption or authorization, protocol for such study or trial and all applicable and Healthcare Laws and GLPs and GCPs. No non-clinical studies, clinical trials, or investigations of the Products conducted by or on behalf of TXMD or the TXMD Group have been terminated or suspended prior to scheduled completion unless otherwise disclosed to Purchaser, and neither the FDA nor any other regulating authority or institutional review board have ever initiated, or, to TXMD’s Knowledge, threatened to initiate, any action to place a clinical hold order on, request to materially modify or otherwise terminate or suspend, any proposed, ongoing, or completed clinical trial, investigation or evaluation of any Product conducted by or on behalf of TXMD or the TXMD Group. TXMD, the TXMD Group, its Affiliates, and to TXMD’s Knowledge, its contractors as pertains to Product-related services performed for TXMD and the TXMD Group, are and have been, in substantial compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. § 360 and 21 C.F.R. Parts 1 and 207 and all similar state and other Laws.

(g)    To TXMD’s Knowledge, no Product manufactured or distributed by or for TXMD or the TXMD Group is or has been (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), including applicable requirements of 21 C.F.R. Parts 111, 210, 211, (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (iii) a product that is in violation of 21 U.S.C. § 360 (or similar Laws).

(h)    None of TXMD, its Subsidiaries, its controlled Affiliates, any officer or employee of TXMD or the TXMD Group or, to TXMD’s Knowledge, agent or representative acting for TXMD or the TXMD Group or its Affiliates have made an untrue statement of a material fact or fraudulent statement to the FDA or any Regulatory Authority relating to the Products, its Permits, or otherwise failed to disclose a material fact required to be disclosed to any regulatory authority relating to the Products or the Permits, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (10 September 1991) or any similar policy, Law, regulation or procedure of any other Governmental Authority.

(i)    None of TXMD, its Subsidiaries, Affiliates, any officer, director, employee or, to TXMD’s Knowledge, agent, representative or contractor of TXMD or its Subsidiaries or its Affiliates (i) has been charged with or convicted of any criminal offense or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by any Governmental Entity, in each case relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to TXMD’s Knowledge, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. The TXMD Group has not received verbal nor written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity alleging that any operation or activity of TXMD or any member of the TXMD Group, in connection with the Products, the Transferred Assets or the Licensed IP, is in material violation of any Healthcare Laws. To TXMD’s Knowledge, neither TXMD nor the TXMD Group is under investigation by any Governmental Entity for a violation of HIPAA in connection with the Products, the Transferred Assets or the Licensed IP. Neither TXMD nor any member of the TXMD Group has received any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.

(j)    Neither TXMD, the TXMD Group, nor any officer, director, employee, agent or contractor, or any other person engaged by or having a relationship with the TXMD Group, is, nor has been a party, to any corporate integrity agreement, individual integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any regulatory authority in connection with the Products, the Transferred Assets or the Licensed IP. Neither TXMD nor the any member of the TXMD Group has not been subject to any type of investigation that is pending or, to TXMD’s Knowledge, that is pending and not served or threatened or that has been threatened, in each case by the FDA, the Department of Health and Human Services Office of Inspector General or the Department of Justice pursuant to any Healthcare Laws with respect to the Products, the Transferred Assets or the Licensed IP.

(k)    Except as set forth on Schedule 7.10(k) of the TXMD Disclosure Schedules, TXMD (i) it is in material compliance with all FDA and other Regulatory Authority postmarketing requirements for Products, including, but not limited to, as relates to the conduct of any required postmarketing studies or other postmarketing commitments, and (ii) is materially on track to complete all such required Product postmarketing studies and other postmarketing commitments in accordance with the timelines requested by the FDA or other Regulatory Authority and in the manner requested by such Regulatory Authority.

7.11    Transferred Agreements and Ex-US License Agreements. TXMD has provided true, correct and complete copies of all agreements, including all amendments and amendments thereto, related to the Products (including the Transferred Products) or the Product Exploitation as currently conducted by TXMD Group, including without limitation each of the Transferred Agreements. Except as set forth on Schedule 7.11(a) of the TXMD Disclosure Schedules, the Transferred Agreements are all of TXMD’s, the TXMD Group’s and its Affiliate’s agreements, contracts, understandings and arrangements that are related to the Transferred Assets, the Products or the Product Exploitation as currently conducted by TXMD Group. Each Transferred Agreement is a legal, valid, and binding obligation of TXMD and is in full force and effect, and, each other party thereto, enforceable against TXMD and each other party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity. TXMD has not received written notice from any party to a Transferred Agreement claiming or alleging that TXMD has breached or is in default thereunder and TXMD and each member of the TXMD Group is not in material breach or default thereunder. Each other party to each Transferred Agreement is not in material breach or default thereunder. The Ex-US License Agreements are the only agreements, contracts, understandings and arrangements that provide for the license of Ex-Territory Products, by any member of the TXMD Group, to the Ex Territory Products outside the Territory.

7.12    Inventory. TXMD has provided to the Purchaser true, bona fide and unaltered copies of Inventory reports for the Products since January 1, 2022. The TXMD Group maintains no more than 45 days of Inventory at its distributors for any Product. All Inventory consists of a quality that is usable and salable in the ordinary course of business consistent in all material respects with past practice. No Inventory is obsolete, damaged, or defective. All Inventory is owned by the TXMD Group is free and clear of all Encumbrances, except for Inventory that is held on a consignment basis. There are no open purchase orders, binding forecasts, minimum purchase requirements, or other obligations of the TXMD Group to purchase active pharmaceutical ingredients or other components of the Products.

7.13    Product NDAs and Product INDs. The Product NDAs and Product INDs are the only NDAs and investigational new drug applications held by the TXMD Group and its Affiliates in respect of the Products in the Territory. The Product NDAs and the Product INDs constitute all of the NDAs, investigational new drug applications and other Permits necessary for the Product Exploitation as currently conducted by TXMD, each member of the TXMD Group, and its Affiliates. The TXMD Group is not, and has not been, in material violation of or default under any Permit (including any NDA) from any Governmental Entity used in its business or operations as presently conducted.

7.14    Tax Matters.

(a)    TXMD has timely filed all Tax Returns required to be filed by it or the TXMD Group in all applicable jurisdictions with respect to the Transerred Assets and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by TXMD or any member of the TXMD Group (whether or not shown on any Tax Return) have been timely paid.

(b)    No extensions or waivers of any statutes of limitations have been given or requested with respect to any Taxes in connection with the Products or the Transferred Assets.

(c)    All deficiencies asserted, or assessments made, for Taxes of TXMD or the TXMD Group with respect to the Transferred Assets as a result of any examinations by any Governmental Entity have been fully and timely paid.

(d)    Neither TXMD nor any member of the TXMD Group is a party to any Claim by any Governmental Entity with respect to Taxes related to the Transferred Assets. There are no current, pending or, to TXMD’s Knowledge, threatened Claims relating to Taxes by any Governmental Entity with respect to Taxes of TXMD or the TXMD Group related to the Transferred Assets.

(e)    There are no Encumbrances, nor (to TXMD’s Knowledge) is any Governmental Entity in the process of imposing any Encumbrances, with respect to Taxes upon any of the Transferred Assets (other than statutory liens for current Taxes not yet due and payable).

(f)    To TXMD’s Knowledge, no member of the TXMD Group has received a notice from any jurisdiction asserting that it is or was required to file any Tax Return that has not been filed or that it is or may be subject to Tax by that jurisdiction.

(g)    With the exception of agreements entered into in the ordinary course of business that are not primarily related to Taxes, neither TXMD nor any member of the TXMD Group is a party to any Tax allocation, sharing, indemnity, allocation, reimbursement or other similar agreement or arrangement applicable to the Transferred Assets.

7.15    Suppliers. Section 7.15 of the TXMD Disclosure Schedules sets forth the suppliers of the Products for each of the most recent three (3) fiscal years (as measured by the aggregate cost of Products purchased for such period) (“Material Suppliers”). No Material Supplier has notified TXMD or any member of the TXMD Group verbally or in writing that it will stop, or decrease the rate of, supplying Products, including any such stop or decrease that would be reasonably likely, individually or in the aggregate, to be material to the Product Exploitation. To TXMD’s Knowledge, (a) each supplier of TXMD and the TXMD Group or any of its controlled Affiliates is in compliance in all material respects with all applicable Laws relating to such supplier’s relationship with TXMD or the TXMD Group or its Affiliates in connection with the Products and (b) there are no regulatory actions threatened in writing against such supplier.

7.16    Product Liability.

(a)    None of TXMD nor any of its Subsidiaries or controlled Affiliate has had a claim asserted against it in writing asserting any liability arising out of any injury to individuals or property as a result of ownership, possession or use of any Product.

(b)    Neither TXMD nor any member of the TXMD Group has, of its own accord or at the request of any Regulatory Authority initiated, conducted, or issued a recall, market withdrawal, or “dear doctor” letters relating to any Products. No regulatory authority has issued a safety alert or other warning relating to any Product. None of TXMD nor any of its Subsidiaries or Affiliates has any plans to conduct a recall or similar field action relating to any Products and, to TXMD’s Knowledge, there are no (A) Third Party plans to conduct a recall or other field action relating to any Products or (B) threatened involuntary recalls, investigations or similar events relating to any Products.

(c)    TXMD has made available to Purchaser true and complete copies of all reports submitted to any regulatory authority related to product recalls performed, and all field alerts and periodic reports (PADERs) listing serious adverse event reports (as defined in 21 C.F.R. 314.80) submitted to the FDA (or any comparable submissions under any foreign Laws), by TXMD or any member of the TXMD Group since January 1, 2018.

7.17    CFIUS. No member of the TXMD Group engages in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. No member of the TXMD Group has any current intention of engaging in such activities in the future.

7.18    Brokers. Except as disclosed in Section 7.18 of the TXMD Disclosure Schedule, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of TXMD or the TXMD Group who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

7.19    Solvency. Immediately after giving effect to the transactions contemplated hereby, TXMD and the other members of the TXMD Group shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of TXMD or any other members of the TXMD Group. In connection with the transactions contemplated hereby, neither TXMD nor any other members of the TXMD Group has incurred debts beyond its ability to pay as they become absolute and matured.

7.20    Independent Investigation. TXMD has conducted its own independent investigation, review and analysis of the Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. TXMD acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, TXMD has relied solely upon its own investigation and the express representations and warranties of the Purchaser or any of its Affiliates contained in this Agreement or in any Ancillary Agreement

7.21    No Additional Representations. TXMD acknowledges that none of the Purchaser, any of its Affiliates or any other Person acting on behalf of the Purchaser or any of its Affiliates has made any representation or warranty, express or implied, regarding the Purchaser or any of its Affiliates, except as expressly set forth in this Agreement or in any Ancillary Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to TXMD, subject to the exceptions disclosed in the disclosure schedules provided by Purchaser to TXMD concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”), as follows:

8.1    Organization; Qualification. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Purchaser is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, lease, or operation of its assets and properties makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

8.2    Authority; Enforceability. Purchaser has the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, as of their delivery, each of the Ancillary Agreements, by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other organizational proceedings on the part of Purchaser are required therefor. This Agreement has been, and the Ancillary Agreements, as of their delivery, will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery of this Agreement and, as of their delivery, each of the Ancillary Agreements, by TXMD, will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

8.3    No Violations; Consents. Except for (a) the applicable requirements of the HSR Act, (b) any filings with Governmental Entities or other Authorizations necessary to transfer the Transferred Assets, and (c) the Authorizations listed in Section 8.3 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement does not, and, as of the their delivery, the execution and delivery of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not (i) violate any Law applicable to Purchaser, (ii) conflict with any provision of the charter or by-laws (or similar organizational documents) of Purchaser, or (iii) require any approval, authorization, consent, license, exemption, filing, or registration with any court, arbitrator, or Governmental Entity, except with respect to the foregoing clause (iii), for such approvals, authorizations, consents, licenses, exemptions, filings, or registrations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

8.4    Litigation. Except as disclosed in Section 8.4 of the Purchaser Disclosure Schedule, there is no Claim or investigation pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates, which (a) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder, or (b) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. There are no outstanding orders, injunctions, or decrees of any Governmental Entity that apply to Purchaser that restrict the ownership, disposition, or use of any of the Transferred Assets in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

8.5    Compliance with Applicable Law. To the Knowledge of Purchaser, neither Purchaser nor any of its Affiliates is in violation of any applicable Law, which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

8.6    Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

8.7    Solvency. Immediately after giving effect to the transactions contemplated hereby, the Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser. In connection with the transactions contemplated hereby, the Purchaser has not incurred debts beyond its ability to pay as they become absolute and matured.

8.8    Financing. Purchaser has sufficient funds and will have sufficient funds available to enable it to consummate the Closing.

8.9    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of TXMD Group for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of TXMD, any TXMD Group Member or any of its Affiliates contained in this Agreement or in any Ancillary Agreement.

8.10    No Additional Representations. The Purchaser acknowledges that none of the TXMD Group and its Affiliates, or any other Person acting on behalf of the TXMD Group or an Affiliate of the TXMD Group, has made any representation or warranty, express or implied, regarding the TXMD Group or its Affiliates, except as expressly set forth in this Agreement or in any Ancillary Agreement.

ARTICLE 9

COVENANTS

The Parties covenant and agree as follows:

9.1    Conduct of Business. During Pre-Closing Period and except (i) as required by applicable Law, (ii) to the extent required by this Agreement or any Ancillary Agreement, or (iii) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), TXMD shall, and shall cause its each member of the TXMD Group to: (a) conduct the Product Exploitation in the ordinary course of business consistent in all material respects with past practice, (b) use commercially reasonable efforts to maintain, the Licensed IP and Transferred Assets, and any assets that would be Licensed IP or Transferred Assets if owned on the Closing Date by TXMD or any member of the TXMD Group, in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted, (c) maintain no more than forty-five (45) days of Inventory (“stock in trade”) for any Product at its wholesalers and distributors days of Inventory at its distributors, and (d) conduct the Product Exploitation in all material respects in compliance with Law. Without limiting the generality of the forgoing, TXMD shall:

(i)    not (A) sell, lease, sublease, license, transfer, permit to lapse, waive, abandon, fail to pursue applications for or defend rights in or dispose of any Licensed IP or rights therein or (other than in the ordinary course of business) Transferred Assets or (B) mortgage, pledge, impose, permit, grant or suffer any Encumbrance (other than any Permitted Encumbrance) thereon;

(ii)    not, outside the ordinary course of business, compromise or settle any Claim that is material to the Transferred Assets, the Licensed IP, the Products or the Product Exploitation if the terms of such compromise or settlement would be binding on Purchaser or any of its Affiliates, or any Transferred Assets or Products, after the Closing;

(iii)    not outside the ordinary course of business (A) terminate, amend or modify, or waive any material right under, any material agreement or material consent, authorization, approval, order, license, certification or permit of or from, or declaration or filing with, any Governmental Entity, including any required filing with any Governmental Entity or pursuant to applicable Law for the operation of the Licensed IP or Transferred Assets or (B) enter into any other agreement that would be Licensed IP or an Acquired Asset if held by TXMD, any member of the TXMD Group or any of its Affiliates as of the Closing Date;

(iv)    preserve and maintain the Product NDAs, the Product INDs and all other Permits required for the conduct of the Product Exploitation as currently conducted or the ownership and use of the Licensed IP and Transferred Assets;

(v)    pay the debts, Taxes and other obligations related to the Transferred Assets, Products, Licensed IP and Product Exploitation by the due date;

(vi)    continue in full force and effect without modification all insurance policies related to or used in or for the Product Exploitation, Licensed IP or Transferred Assets, except as required by applicable Law;

(vii)    perform all of its obligations under all Transferred Agreements;

(viii)    maintain the Records in accordance with past practice;

(ix)    comply in all material respects with all Laws applicable to the Product Exploitation or the ownership and use of the Licensed IP and Transferred Assets; and

(x)    not take or permit any action that would cause any of the changes, events or conditions described in Section 7.5(g) to occur; and

(xi)    not authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions (i) through (iii) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

9.2    Antitrust Laws.

(a)    Subject to the terms hereof, including Section 9.2(b) (but without limiting Purchaser’s obligations under Section 9.2(b) or Section 9.2(c)), from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 11 (the “Pre-Closing Period”), each Party shall:

(i)    use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)    make all necessary filings under HSR to consummate the transactions contemplated hereby and, as soon as practicable after the date of this Agreement to the extent not completed prior to the date hereof and thereafter make any other submissions under HSR or other Antitrust Law required in connection with the transactions contemplated hereby and satisfy any related governmental request thereunder in each case as promptly as practicable;

(iii)    use its commercially reasonable best efforts to make, as promptly as practicable, all filings, and thereafter make any other submissions, required under any other applicable Law in connection with the transactions contemplated hereby;

(iv)    use its commercially reasonable best efforts to obtain, as promptly as practicable, from any Governmental Entity the termination of any waiting period or approval required to be obtained by such Party or any of its Affiliates as necessary to consummate the transactions contemplated hereby; and

(v)    execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

During the Pre-Closing Period, each Party shall (1) cooperate with the other in connection with the making of all filings required under any applicable Law in connection with the transactions contemplated hereby, including providing the other Party (or its Representatives) with the opportunity to review in advance copies of all such documents to the non-filing Party and its advisors prior to filing and, considering in good faith any reasonable additions, deletions or changes suggested in connection therewith and (2) furnish to the other, or its representatives, all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing contained in this Section 9.2(a) shall modify or affect the rights and responsibilities of either Party under Section 9.2(b) or modify or affect Purchaser’s obligations under Section 9.2(b) or Section 9.2(c).

(b)    Except to the extent prohibited by applicable Law, attorney-client privileged and confidentiality obligations, each Party will consult and cooperate with the other, and consider in good faith the views of the other, in connection with, and provide to the other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any proceedings in connection with the transactions contemplated hereby under or relating to any Antitrust Law. Purchaser shall bear the cost of the filing fees associated with such filings under HSR.

(c)    Notwithstanding any provision of this Section 9.2 to the contrary, in no event shall Purchaser be obligated to divest or hold separate, or enter into any licensing agreement or arrangement seeking to prohibit or limit in any respect the ownership or operation of (i) any asset or any portion of any business of Purchaser, including its subsidiaries, or (ii) the Transferred Assets. Purchaser further agrees not to extend, stay or toll any waiting period or withdraw and refile the notification under HSR or enter into any agreement with any Governmental Entity to delay, or otherwise not consummate as soon as practicable, the transactions contemplated by this Agreement, except with the prior written consent of TXMD (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)    Without limiting either Party’s obligations set forth in any of Section 9.2(a), Section 9.2(b), or Section 9.2(c), each Party shall give (or shall cause their respective Affiliates to give) any notices to third parties, and use, and cause their respective Affiliates to use, their commercially reasonable best efforts to obtain any Third Party consents required in connection with the transactions contemplated by this Agreement that are (i) necessary to consummate such transactions, (ii) disclosed in the TXMD Disclosure Schedule (in the case of any such consent required to be obtained by TXMD which consent fees shall be borne by TXMD) or the failure of which to disclose would result in the breach of a representation or warranty set forth in ARTICLE 8 (in the case of any such consent required to be obtained by Purchaser) or (iii) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect prior to or after the Closing.

9.3    Non-Transferable Governmental Authorizations. At or prior to Closing, Purchaser shall, or shall ensure that its Affiliates shall, apply, in its or their own name, for any Governmental Authorizations related to the Products that TXMD is unable to transfer to Purchaser.

9.4    Non-Competition. In further consideration for the rights, title, and interest to the Transferred Assets pursuant to this Agreement, and in order to protect the value of the Transferred Assets acquired by Purchaser hereunder (including the goodwill inherent in the Transferred Assets as of the date hereof), TXMD covenants on behalf of itself and the TXMD Group, that, for a period of three (3) years following the Closing Date, no member of the TXMD Group shall, and TXMD shall cause the then-current officers and employees and controlled Affiliates of it and each other member of the TXMD Group not to, sell, distribute, manufacture or have manufactured or otherwise commercialize any product in a Competing Business (a “Competing Product”) in the Territory. Notwithstanding the foregoing, TXMD and/or the TXMD Group shall not be considered in breach of this Section 9.4 if TXMD or any member of the TXMD Group acquires or consolidates or merges with a Person (or assets of a business) that is engaged in a Competing Business where the sales or distribution of such Competing Business constitute less than five percent (5%) of the business (or assets) of such Person.

9.5    No Solicitation of Other Bids.

(a)    During the Pre Closing Period, no member of the TXMD shall, and shall not authorize or permit any of its or their Affiliates or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue, or knowingly encourage, inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each member of the TXMD Group shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)    In addition to the other obligations under this Section 9.4, TXMD shall promptly (and in any event within two (2) Business Days after receipt thereof by any member of the TXMD Group or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    TXMD agrees that the rights and remedies for noncompliance with this Section 9.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

9.6    Confidentiality. Each of TXMD (and TXMD on behalf of each member of the TXMD Group) and Purchaser covenants and agrees that neither it nor any of its Affiliates or members of the TXMD Group shall disclose any Confidential Information (as defined below) to any Third Party other than to (a) its and its Affiliates’ respective Representatives who need to know such information and who are bound by restrictions regarding disclosure and use of such Confidential Information comparable to and no less restrictive than those set forth herein, and (b) actual and proposed sublicensees, manufacturers, suppliers, contractors, distributors, and permitted assignees who are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein; provided that nothing in this Section 9.6 shall prohibit TXMD from any such disclosure made in connection with (x) Patents, or (y) the exploitation of the Excluded Assets. For purposes of this Section 9.6, “Confidential Information” means (1) any confidential or proprietary information of, or concerning, the Product, the Transferred Assets, the Excluded Assets, the Post-Closing Liabilities, the Excluded Liabilities, or the Licensed IP, and (2) the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. The obligations of confidentiality set forth in this Agreement shall not apply to any such Confidential Information that: (i) is independently developed without access to or use of the Confidential Information; (ii) is or becomes (or has already become) publicly available without breach of this Agreement or any Ancillary Agreement; (iii) is rightfully received by the receiving party from a Third Party without obligation of confidentiality; (iv) the disclosure of which is consented to by the other Party in writing; or (v) the disclosure of which is requested or required by a Governmental Entity or applicable Law or rules of a securities exchange or legal process (whether by statute, rule, regulation, court order, requests for information in legal proceedings, subpoena, civil investigative demand, or other similar process). In maintaining the confidentiality of Confidential

Information, each Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Effective as of the Closing, this Section 9.6 shall supersede the Confidentiality Agreement in all respects and all confidential information shared pursuant to the Confidentiality Agreement prior to the Closing shall be deemed Confidential Information for purposes hereof. The Confidentiality Agreement shall terminate automatically at the Closing.

9.7    Press Releases.

(a)    Each Party shall use commercially reasonable efforts to cause the applicable Press Release to be published on the day hereof.

(b)    Except for the Press Releases, neither Party shall issue any press release, trade announcement, or make any other public announcement with regard to the transactions contemplated by this Agreement or any Ancillary Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. This restriction shall not apply to announcements required by any Laws applicable to the Parties or any of their respective Affiliates, by a request by a Governmental Entity, or by an obligation pursuant to the rules of any securities exchange (and only to the extent so required); provided, however, that in such event the Parties shall, to the extent permitted by Law, notify the other Party of any such announcements not less than five (5) Business Days prior to making such announcement and reasonably cooperate to agree upon the content and wording of any such announcements. Where prior provision of a draft of the securities exchange filing is not permitted by law, then TXMD must provide Mayne with a copy of the SEC filing as soon as possible after it is filed.

(c)    TXMD and Purchaser acknowledge that TXMD shall be disclosing the execution and delivery of this Agreement on a Form 8-K and attaching a redacted copy of this Agreement as an exhibit thereto, in each case to be filed with the Securities and Exchange Commission, and such announcement and filing and redacted copy of this Agreement shall be filed substantially in the form shared with Purchaser in regard to this Agreement and the transactions contemplated hereby.

(d)    TXMD and Purchaser acknowledge that Purchaser shall be disclosing the execution and delivery of this Agreement as Purchaser deems necessary or advisable to comply with its continuous disclosure or other obligations under the listing rules of the Australian Securities Exchange or the Australian Corporations Act 2001 (Cth).

(e)    The Parties agree that the terms of this Agreement that the Parties have agreed to redact shall not be disclosed or otherwise made available to the public, except where such disclosure is required by applicable Law or by an obligation pursuant to the rules of any securities exchange (and only to the extent so required in each case). In the event that such disclosure is required by applicable Law or by an obligation pursuant to the rules of any securities exchange, TXMD and Purchaser (as applicable) agree to use its commercially reasonable efforts to obtain “confidential treatment” of the information required to be so disclosed as the other Party shall reasonably request, if such confidential treatment is so available.

9.8    Pharmacovigilance Agreement; Other Obligations.

(a)    Negotiation of Pharmacovigilance Agreement. Following the Closing, the Parties shall negotiate in good faith and use their respective reasonable best efforts to negotiate and finalize the Pharmacovigilance Agreement as promptly as practicable and, in any event, before it is required by any jurisdiction in the Territory. Between the Closing Date and the execution of the Pharmacovigilance Agreement, each Party shall (i) notify the other Party in writing within five (5) Business Days of becoming aware of any Adverse Events, complaints, or other safety-related issues with respect to the Product, and (ii) cooperate with the other Party in investigating any such Adverse Events, complaints, or other safety-related issues.

(b)    Medical and Other Inquiries. Except to the extent otherwise provided in this Agreement or any Ancillary Agreement, from and after the NDA Transfer Date, Purchaser (i) shall be responsible for handling and responding to all customer complaints and inquiries (including medical and non-medical inquiries) related to the Product, (ii) shall be responsible for all correspondence and communication with physicians and other health care professionals relating to the Product and (iii) shall be responsible for any recalls related to the Products.

9.9    Negotiation of Transition Services Agreement. As promptly as practicable after the date hereof, (i) the Parties shall negotiate in good faith using reasonable best efforts to agree to a Transition Services Agreement, or (ii) in the event the parties are unable to agree, the Parties will enter into in the Transition Services Agreement substantially in the form attached hereto as Exhibit C (in the case of either (i) or (ii), the “Transition Services Agreement”).

9.10    Transferring of Product NDAs and Product INDs. The Parties shall provide written notice to the FDA promptly, but in any event within three (3) Business Days following the Closing Date, of the transfer of the Product NDAs and Product INDs from TXMD to the Purchaser effective as of the Closing Date. With respect to each Product NDA, prior to or on the date of such ownership transfer, TXMD shall provide Purchaser with a complete copy of the approved NDA, including supplements and records that are required to be kept under 21 C.F.R. § 314.81. With respect to each Product IND, prior to or on the date of such ownership transfer, TXMD shall provide Purchaser with a complete copy of the Product INDs, including all amendments and records that are required to be kept under 21 C.F.R. Part 312. Purchaser shall bear (either directly when feasible or by way of reimbursement to TXMD) the Third-Party fees levied by FDA or any other Governmental Entities in the Territory and any other relevant costs for transfer of such Product NDAs, Product INDs, and related records to Purchaser.

9.11    Accounts Receivable and Payable.

(a)    Accounts Receivable. The Parties acknowledge and agree that all accounts receivable outstanding on the Closing Date included in the Net Working Capital transferred to the Purchaser hereunder shall be the property of the Purchaser and shall be collected by the Purchaser subsequent to the Closing. In the event that, subsequent to the Closing, any member of the TXMD Group or any of their respective Affiliates receives any payments from any obligor with respect to any account receivable or other payment belonging to the Purchaser, then TXMD shall, within thirty (30) calendar days after receipt of such payment, remit the full amount of such payment to the Purchaser.

(b)    Accounts Payable. In the event that, subsequent to the Closing, any member of the TXMD Group or any of their Affiliates receives any invoices from any Third Party with respect to any account payable included in the Net Working Capital transferred to the Purchaser hereunder, then Purchaser shall, within thirty (30) calendar days after receipt of such invoice, provide such invoice to the Purchaser. In the event that, subsequent to the Closing, TXMD, the TXMD Group or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Purchaser or any of its Affiliates for any period after the Closing included in the Post-Closing Liabilities, then TXMD shall, within thirty (30) calendar days after receipt of such invoice, provide such invoice to Purchaser.

9.12    Wrong Pockets. After the Closing Date, if either Purchaser or TXMD becomes aware that any of the Transferred Assets have not been transferred to Purchaser or that any of the Excluded Assets have been transferred to Purchaser, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior Third Party consent or approval, to (a) Purchaser, in the case of any Transferred Asset which was not transferred to Purchaser at the Closing; or (b) TXMD, in the case of any Excluded Asset which was transferred to Purchaser at the Closing.

9.13    Transfer of Books and Records. TXMD, the TXMD Group and its Affiliates, as applicable, (a) shall provide copies (redacted to the extent necessary to remove any confidential information not related to the Product, the Transferred Assets or Licensed IP) of books and records that TXMD, the TXMD Group and its Affiliates are required to retain pursuant to any Law to the extent relating to the Products, Product Exploitation, Licensed IP or Transferred Assets upon Purchaser’s reasonable request, and (b) may destroy such books and records in accordance with their prevailing records retention procedures to the extent that such books and records are no longer required to maintain by Law so long as TXMD, the TXMD Group and its Affiliates have previously provided copies of such books and records pursuant to clause (a) of this Section 9.13.

9.14    Cooperation in Litigation and Investigations. Except as set forth in any Ancillary Agreement, from the Closing Date and until the expiration of the Licensed Patents, Purchaser and TXMD shall reasonably cooperate with each other in the defense or prosecution of any claim, action, proceeding, examination, or audit instituted prior to the Closing against or by either Party relating to or arising out of the Products prior to the Closing (other than any claim, action, proceeding, examination, or audit between Purchaser and TXMD or their respective Subsidiaries and Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of TXMD and Purchaser shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating exclusively to the Product, the Transferred Assets, the Post-Closing Liabilities, or the Licensed IP held by it and reasonably necessary to permit the defense or investigation of any such any claim, action, proceeding, examination, or audit (other than any claim, action, proceeding, examination, or audit between Purchaser and TXMD or their respective Subsidiaries and Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records as required by applicable Law; provided, that either Party shall not be required to make available such documents if such disclosure could, in the such Party’s reasonable discretion, (a) violate applicable Law or any binding agreement entered into prior to the Closing

Date (including any confidentiality agreement to which either Party or any of their Affiliates is a party), provided, that such Party uses reasonable best efforts to obtain waivers thereof, (b) jeopardize any attorney/client privilege or other established legal privilege, or (c) disclose any trade secrets. Each Party shall be responsible for its out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives.

9.15    Payoff Letters. At least five (5) Business Days prior to the Closing Date, the TXMD shall deliver to Purchaser payoff letters, in a form reasonably satisfactory to Purchaser following review and comment by Purchaser and incorporating all reasonable comments made by Purchaser, and final invoices (collectively, “Payoff Letters”) in connection with the repayment of the indebtedness specified on Annex 9.15 and make arrangements pursuant to the Payoff Letters, for the payoff of the amounts set forth on Annex 9.15 and for delivery of customary lien releases for any liens on the Transferred Assets or Licensed IP upon Closing.

9.16    Tax Matters.

(a)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including any real property transfer Tax and any other similar Tax (“Transfer Taxes”), shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by TXMD when due. Purchaser shall prepare and file all Tax Returns related to such Transfer Taxes and TXMD shall cooperate with Purchaser with respect to such preparation and filing.

(b)    For purposes of this Agreement, in the case of any Taxes attributable to the Products or the Transferred Assets that are payable for a Straddle Period, the portion of such Taxes related to the portion of such Straddle Period ending on and including the Closing Date shall (i) in the case of any Taxes other than the Taxes described in clause (ii) below, be deemed to be (A) the amount of such Taxes for the entire Tax period, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes measured by income or receipts (including, without limitation, gross receipts, sales, use, transfer, withholding, payroll Taxes and Taxes based upon or related to income), be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c)    The Parties shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes attributable to the Products or the Transferred Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding.

(d)    TXMD shall promptly notify Purchaser in writing upon receipt by TXMD of notice of any pending or threatened Tax audits or assessments relating to the Transferred Assets.

9.17    Inventory. As soon as practicable following the Closing Date (and in any event within thirty (30) days of the Closing Date), at Purchaser’s expense, TXMD shall deliver to

Purchaser the Inventory (Incoterms 2010) to the Purchaser’s warehouse or distribution center. Such Inventory will be transferred to Purchaser’s warehouse or distribution center by DHL and, upon or shortly following arrival, will be counted and entered into Purchaser’s accounting system. Such count will be the basis of the Net Working Capital Adjustment with respect to the Inventory purported to be subject to such inventory count and shall be binding on both Parties for purposes thereof.

9.18    Further Assurances. Subject to the terms and conditions of this Agreement and the Ancillary Agreements, Purchaser and TXMD will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to fulfill and cause to be fulfilled the conditions to the other Party’s obligation to consummate the Closing. TXMD and Purchaser agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

9.19    Notification of Certain Matters. TXMD, the TXMD Group, and its Affiliates, as applicable, shall give prompt notice to Purchaser of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a material adverse effect on the Transferred Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Product Exploitation, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to Purchaser’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (d) any notice or other communication from any governmental authority in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (e) the commencement of any Action or receipt of any Claim that, if pending and not withdrawn prior to the Closing, that, if pending on the closing Date, would result failure of any condition precedent to Purchaser’s obligations hereunder.

9.20    Bulk Sales Laws9.21 . The Parties hereby waive compliance by Purchaser and TXMD with any bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that TXMD shall pay and discharge when due all claims of creditors asserted against Purchaser or the Transferred Assets by reason of such noncompliance, other than with respect to Transfer Taxes covered in Section 9.16(a) and shall take promptly all necessary actions required to remove any Encumbrance which may be placed upon any of the Transferred Assets by reason of such noncompliance.

9.21    Agreements Pending Consent; Designated Provisions.

9.22    Without prejudice to the provisions of Section 10.2(f), to the extent that (i) the assignment or transfer to Purchaser (or an Affiliate thereof) of any Transferred Agreement would require any authorizations, approvals, consents or waivers by a third party and (ii) such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the Parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such Transferred Agreement and to provide TXMD or the Transferring Affiliates the benefits of the transfer of such Transferred Agreement as transition service under the Transition Services Agreement. Without limiting the foregoing, TXMD shall hold such Transferred Agreement (or such claim, right or benefit arising thereunder) for the sole use and benefit of Purchaser. At is option, Purchaser may inform TXMD that it no longer wishes to pursue such authorization, approval, consent, or waiver, at which point such agreement shall cease to be a Transferred Agreement. Once authorization, approval, consent or waiver for the assignment or transfer any Transferred Agreement is obtained, TXMD shall assign and transfer such Transferred Agreement to Purchaser for no additional consideration.

(b)    To the extent that any agreement that was designated a Transferred Agreement includes any Designated Restriction (as defined below), Mayne may deliver written notice to TXMD prior to the Closing identifying such agreement and, upon delivery of such notice, such agreement shall no longer be a Transferred Agreement hereunder and such agreement shall be treated in the same manner as an agreement for which consent to assignment had not been received pursuant to clause (a) of this Section. “Designated Restriction” means a provision, obligation or other restriction in an agreement that (i) grants, or provides an option for, any right of first refusal or right of negotiation to license, market, manufacture, distribute, sell or deliver, the Products; (ii) contains any covenant limiting the right of TXMD to engage in any line of business, to compete with any person in any line of business or to compete with any Person or the manner or locations which any of them may engage, (iii) prohibit or limit the right of TXMD to make, sell or distribute any products or services, or (iv) contains any exclusive dealing obligations or any minimum purchase obligations.

9.23    Parent Guaranty. Concurrently with the execution of this Agreement, Purchaser shall deliver or cause to be delivered to TXMD the guaranty made by Mayne Pharma Group Limited in favor and for the benefit of TXMD on the date hereof, in the form attached hereto as Exhibit D (the “Guaranty”).

ARTICLE 10

CONDITIONS TO CLOSING

10.1    Conditions to Both Parties’ Obligations to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfillment (or waiver by both Parties) at or prior to the Closing of the following conditions:

(a)    Authorizations. Any applicable waiting period under the HSR Act and any agreement with any Governmental Entity not to close the transactions contemplated by this Agreement shall have expired or been terminated and all Authorizations set forth in Annex 10.1(a) shall have been obtained.

(b)    No Injunctions. No Law shall be in effect that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

10.2    Conditions to Purchaser’s Obligations to Close(a) . The obligations of Purchaser to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfilment (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(b)    Representations and Warranties. The (i) the TXMD Fundamental Representations of TXMD shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date), and (ii) the representations and warranties of TXMD set forth in ARTICLE 7 (other than the TXMD Fundamental Representations) and in the Ancillary Agreements and any certificate required to be delivered hereunder or thereunder shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date with the same effect as though made at and as of such date (except any of those representations and warranties that address matters only as of a specified date, the accuracy of which shall be so determined as of that specific date) except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Material Adverse Effect.

(c)    No Breach of Covenant. TXMD is not in breach in any material respect of the covenants and agreements required to be performed by it hereunder on or prior to the Closing.

(d)    Effectiveness of Ancillary Agreements. No TXMD Group member party to any Ancillary Agreement shall have revoked, rescinded or terminated any Ancillary Agreement or threatened to, or taken any action that, with the passage of time or satisfaction of any other condition, would, revoke, rescind or terminate any Ancillary Agreement.

(e)    TXMD Closing Certificate. TXMD shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by the chief executive officer and chief financial officer of TXMD, certifying the fulfillment of the conditions specified in Section 10.2(a), Section 10.2(c) and Section 10.2(d) (the “TXMD Closing Certificate”).

(f)    Consents and Authorizations. Each of the consents and Authorizations set forth on Section 10.2(f) of the Disclosure Schedules shall have been obtained in a form reasonably satisfactory to Purchaser.

(g)    Payoff Letters. TXMD shall have delivered to Purchaser executed Payoff Letters from the Persons listed on Annex 9.15.

(h)    Tax Certification. Each member of the TXMD Group selling Transferred Assets shall have delivered to Purchaser a properly completed and duly executed IRS Form W-9.

(i)    No Actions. No Action or Claim (i) seeking to prohibit or materially delay the transactions contemplated by the Agreement or the License Agreement or (ii) that, if successful on the merits, could reasonably be expected to have a material and adverse effect on the business, results of operations, condition (financial or otherwise) or rights, assets or properties or Liabilities of TXMD or the other members of the TXMD Group, is threatened in writing (and not withdrawn) or pending.

(j)    No Adverse Change. There shall have been no Material Adverse Effect.

(k)    Release of Encumbrances. Purchaser shall have received evidence in form and substance satisfactory to Purchaser that all Encumbrances with respect to the Transferred Assets have been released.

(l)    Closing Deliverables. TXMD shall have delivered or caused to be delivered to Purchaser the deliverables set forth in Section 6.2(a).

10.3    Conditions to TXMD’s Obligations to Close. The obligations of TXMD to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfilment (or waiver by TXMD) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. All representations and warranties of Purchaser contained in this shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or in all respects (in the case of any representation or warranty containing any materiality qualification), as of the Closing except for such representations and warranties that address matters as of a particular date which need be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or in all respects (in the case of any representation or warranty containing any materiality qualification) only as of the particular date in question.

(b)    No Breach of Covenant. Purchaser is not in breach in any material respect of the covenants and agreements required to be performed by it hereunder on or prior to the Closing.

(c)    Purchaser Closing Certificate. Purchaser shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by an officer of Purchaser, certifying the fulfillment of the conditions specified in Section 10.3(a) and Section 10.3(b) (the “Purchaser Closing Certificate”).

(d)    Closing Deliverables. Purchaser shall have delivered or caused to be delivered to TXMD the deliverables set forth in Section 6.2(b).

ARTICLE 11

TERMINATION

11.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, prior to the Closing:

(a)    at any time, by mutual written agreement of TXMD and Purchaser;

(b)    at any time after December 31, 2022 (as it may be extended below, the “Termination Date”), by TXMD upon written notice to Purchaser, if the Closing shall not have occurred for any reason other than a breach of this Agreement by TXMD; provided, however, if the Term Loan Maturity Date contemplated under Amendment No. 17 is extended to January 31, 2023, then the Termination Date shall automatically extend to January 31, 2023; provided, further, that TXMD may not terminate this Agreement pursuant to this Section 11.1(b) if TXMD is then in material breach of any of the covenants and agreements required to be performed by it hereunder on or prior to the Closing;

(c)    at any time after the Termination Date, by Purchaser upon written notice to TXMD, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Purchaser; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 11.1(c) if Purchaser is then in material breach of any of the covenants and agreements required to be performed by it hereunder on or prior to the Closing;

(d)    by TXMD if there shall have been a breach by Purchaser of any representation, warranty, covenant, or other agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of TXMD, and (ii) cannot be cured, or has not been cured within thirty (30) calendar days following receipt by Purchaser of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available if TXMD is then in breach in any material respect of any of its representations, warranties, covenants, obligations, or other agreements contained in this Agreement;

(e)    by Purchaser if there shall have been a breach by TXMD of any representation, warranty, covenant, or other agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of Purchaser, and (ii) cannot be cured, or has not been cured within thirty (30) calendar days following receipt by TXMD of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available if Purchaser is then in breach in any material respect of any of its representations, warranties, covenants, obligations, or other agreements contained in this Agreement; or

(f)    by either Purchaser or TXMD, upon delivery of written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree, injunction, or ruling permanently restraining or prohibiting the transactions contemplated by this Agreement, and such order, judgment, decree, injunction, or ruling shall have become final and nonappealable; provided, however, that the Party seeking to terminate pursuant to this Section 11.1(f) shall have complied with its obligations, if any, under Section 9.2 and Section 9.17 in connection with such order, judgment, decree, injunction, or ruling.

11.2    Effect of Termination. In the event of termination by either Party pursuant to Section 11.1, written notice thereof will forthwith be given to the other Party and the transactions contemplated by this Agreement will be terminated, without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein, this Agreement shall become null and void and have no further force and effect and all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to any other Party, except that (a) Section 9.4 (excluding, solely with regard to the obligations of TXMD therein, any obligations in respect of Confidential Information described in clause (1) thereof), this

Section 11.2 and ARTICLE 13 and ARTICLE 1 (to the extent defined terms therein are referenced in any of the foregoing Sections or Article) shall survive any such termination of this Agreement, and (b) nothing herein will relieve or release any Party from liability arising from any willful or intentional breach by such Party of this Agreement.

ARTICLE 12

INDEMNIFICATION; SURVIVAL

12.1    Survival. The representations and warranties made by TXMD contained in this Agreement, other than the TXMD Fundamental Representations, each shall survive the Closing until eighteen (18) months after of the Closing Date. The representations and warranties made by Purchaser contained in this Agreement, other than the Purchaser Fundamental Representations, shall survive the Closing until eighteen (18) months after the Closing Date. The TXMD Fundamental Representations and Purchaser Fundamental Representations shall survive the Closing until sixty days after the expiration of the applicable statute of limitations. The covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed prior to the Closing will survive the closing for six (6) months, and the covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed at or following the Closing shall survive the Closing for the period contemplated by its terms plus the applicable statute of limitations. Upon expiration of the applicable survival period, no indemnification of other claim may be brought by a Party alleging any inaccuracy or breach of the applicable representation or warranty unless prior to the expiration of such applicable survival period the claiming Party shall have provided a written notice to the other Party describing such alleged inaccuracy or breach or any act, event, occurrence or omission giving rise to such alleged inaccuracy or breach, with reasonable specificity.

12.2    Indemnification by TXMD. Subject to the limitations set forth elsewhere in this ARTICLE 12, from and after the Closing, TXMD shall indemnify, defend, and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees, representatives and agents (collectively, the “Purchaser Indemnified Parties”) from and against any Losses suffered or incurred by the Purchaser Indemnified Parties to the extent that such Losses are arising out, resulting from, or related to the following:

(a)    the inaccuracy or breach of any representation or warranty made by TXMD, any TXMD Group Member or any of its Affiliates contained in this Agreement or in any Ancillary Agreement or in any certificate or other instrument delivered by TXMD, any TXMD Group Member or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(b)    the breach of or failure to perform any covenant or agreement by TXMD, any TXMD Group Member or any of its Affiliates contained in this Agreement or in any Ancillary Agreement; and

(c)    any and all Excluded Liabilities; and

(d)    any and all Pre-Closing Taxes.

12.3    Indemnification by Purchaser. Subject to the limitations set forth elsewhere in this ARTICLE 12, from and after the Closing, Purchaser shall indemnify, defend, and hold harmless

TXMD and its Affiliates and their respective officers, directors, and employees (collectively, the “TXMD Indemnified Parties”) from and against any Losses suffered or incurred by the TXMD Indemnified Parties to the extent that such Losses are arising out of, resulting from or related to the following:

(a)    the inaccuracy or breach of any representation or warranty made by Purchaser contained in this Agreement or in any Ancillary Agreement or in any certificate or other instrument delivered by Purchaser or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(b)    the breach of or failure to perform any covenant or agreement by Purchaser or any of its Affiliates contained in this Agreement or in any Ancillary Agreement; or

(c)    any and all Post-Closing Liabilities.

12.4    Limitations on Amounts of Losses. Notwithstanding anything herein to the contrary:

(a)    TXMD shall not be liable for Losses pursuant to Section 12.2(a) until the aggregate amount of all Losses in respect of the representations, warranties and covenants in Section 12.2(a) exceeds $[***] (the “Basket”), in which event TXMD shall be required to pay and shall be liable for all Losses including the amount of the Basket. The aggregate amount of all Losses for which TXMD shall be liable pursuant to Section 12.2(a) shall not exceed $[***] (the “Cap”). Notwithstanding the forgoing, the Basket and Cap shall not apply to any Loses based upon, arising out of, with respect or by reason of (i) any inaccuracy in or breach of any representation or warranty in the TXMD Fundamental Representations or (ii) Fraud.

(b)    The maximum aggregate liability of Purchaser for Losses pursuant to Section 12.3(a) shall not exceed the Cap.

(c)    For the purposes of this ARTICLE 12, the calculation of Losses thereunder shall be determined without regard to any “materiality”, “Material Adverse Effect”, “material to the Products taken as a whole”, “material to the Transferred Assets taken as a whole” or phrases, words or other similar qualifications using the word material contained in or otherwise applicable to such representation or warranty.

12.5    Procedures.

(a)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Party from whom indemnification is sought under this ARTICLE 12 (the “Indemnifying Party”). If the Indemnifying Party does not object to such claim within 30 days, it shall be deemed to have agreed to the claim.

(b)    Promptly after a Person entitled to indemnification hereunder (the “Indemnified Party”) has received notice or has knowledge of any Third-Party claim or proceeding, or threatened claim or proceeding (a “Third-Party Claim”) which could result in a Loss for which such Party may be entitled to indemnification under this ARTICLE 12, the Indemnified Party shall promptly deliver to the Indemnifying Party written notice of such Third-

Party Claim (the “Claim Notice”), which Claim Notice shall include, to the extent known, the nature and basis of such Third-Party Claim, the basis for indemnification hereunder, and the amount in dispute under such action, claim, or proceeding; provided, however, that the failure of the Indemnified Party to provide the Claim Notice shall not release or waive the Indemnifying Party from its obligations to the Indemnified Party under this ARTICLE 12 except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.

(c)    Following receipt of the Claim Notice, the Indemnifying Party may elect at any time to assume and thereafter conduct the defense and settlement, of any Third-Party Claim subject to any such indemnification claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third-Party Claim, and the Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party and/or the settlement of such Third-Party Claim by the Indemnifying Party; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Third-Party Claim without the Indemnified Party’s prior written approval (which shall not be unreasonably withheld, conditioned, or delayed), unless the terms of such settlement provide for a complete and unconditional release of the claims that are the subject of such action, claim, or proceeding in favor of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of, and the Indemnifying Party shall not be entitled to assume the defense of, any Third-Party Claim that seeks relief other than monetary damages against the Indemnified Party and that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

(d)    The Parties agree to cooperate fully in connection with the defense, negotiation, or settlement of any claim for indemnification arising from a Third-Party Claim. Such cooperation will include the retention and, upon the request of the party defending, negotiating, or settling the claim, the provision to such party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other Representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(e)    If the Indemnifying Party fails or refuses to undertake the defense of such Third-Party Claim within sixty (60) calendar days after the claim for indemnification has been tendered to the Indemnifying Party by the Indemnified Party, pursuant to and in accordance with Section 12.5(c), or if the Indemnifying Party later fails to conduct in good faith the defense or withdraws from such defense, the Indemnified Party shall have the right to (i) undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Party being responsible for the reasonable costs and expenses of such defense as Losses hereunder if and to the extent that such claim is determined to be a claim for which such Indemnified Person is entitled to be defended, indemnified, held harmless, or reimbursed under this ARTICLE 12, and (ii) settle or compromise, or attempt to settle or compromise, the Third-Party Claim; provided, however, that the Indemnified Party shall not settle or compromise such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed).

(f)    Once a Loss is agreed (or deemed to agreed) to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 12.5 or otherwise judicially determined in accordance with Section 13.10, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

12.6    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 12.2 or Section 12.3, as the case may be.

12.7    Tax Treatment. To the extent permitted by applicable Law, Purchaser and TXMD agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

12.8    Setoff Rights.

(a)    In the event that an amount is due and owing by TXMD to Purchaser in accordance with Section 5.3, Purchaser shall have the right to setoff of any such amounts due and payable by TXMD against the Contingent Payments.

(b)    In the event that any Purchaser Indemnified Party submits to TXMD (each of the following, an “Indemnification Claim”): (a) a claim to for indemnification pursuant to Section 12.5(a) or (b) a Claim Notice pursuant to Section 12.5(b), and the amount of TXMD’s indemnification obligation to such Purchaser Indemnified Party is agreed upon between TXMD and such Purchaser Indemnified Party (or deemed to be agreed upon in accordance with Section 12.5) or otherwise judicially determined in accordance with Section 13.10, Purchaser shall have the right to setoff (“Setoff Right”) of any such amounts due and payable by TXMD against the Contingent Payments (and in the case of a Purchaser Indemnified Party other than the Purchaser, Purchaser shall pay the amount of such Setoff Right to such Purchaser Indemnified Party as and when such amounts are otherwise due and payable under the Contingent Payments). In the event TXMD disputes an Indemnification Claim and such Indemnification Claim is finally determined to be in favor of such Purchaser Indemnified Party, the Setoff Right shall extend to, and deemed to include, (i) all legal fees and expenses incurred by such Purchaser Indemnified Party to pursue the Indemnification Claim plus (ii) interest calculated at the Interest Rate on all amounts due with respect to such Indemnification Claim accruing from the date of such Purchaser Indemnified Party’s delivery of the Indemnification Claim to TXMD through the date of the applicable setoff against the Contingent Payments or any Underpayment Amount.

12.9    Exclusive Remedy. The remedies provided for in this Agreement shall be the sole and exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, Representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement, the Ancillary Agreements or any certificate delivered pursuant hereto or thereto; provided, that, the foregoing does not (a) waive or affect any claims for Fraud or relieve or limit the liability of any Party or other Person from any liability arising out of or resulting from Fraud in connection with the transactions contemplated by this Agreement or any certificate delivered pursuant hereto or (b) waive or affect any equitable remedies to which a Party may be entitled. No exercise of, or failure to exercise, the rights set forth in this ARTICLE 12 shall constitute an election of remedies or limit such Indemnified Party’s other rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which any Indemnified Party is or may be entitled at law or in equity or under this Agreement or any other Ancillary Agreement (including any exhibits hereto).

ARTICLE 13

MISCELLANEOUS

13.1    Expenses. Except as otherwise expressly provided herein or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

13.2    Waiver and Amendment. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified except by an instrument in writing signed by each of the Parties.

13.3    Entire Agreement. This Agreement, including the annexes, schedules, and exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Ancillary Agreements, and any other documents delivered pursuant to this Agreement and the Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior communications, representations, agreements, and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof. There are no contracts, agreements, representations, warranties, promises, covenants, or arrangements among the Parties hereto with respect to the transactions contemplated hereby, other than those expressly set forth in this Agreement, the Ancillary Agreements, and any other documents delivered pursuant to this Agreement and the Ancillary Agreements.

13.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

13.5    Notices. All notices, consents, waivers, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) upon receipt of delivery confirmation, if sent by electronic mail, or (c) one (1) Business Day (if recipient is located in the country in which sender is located) or two (2) Business Days (if recipient is located in a country other than the country in which send sender is located) after deposit with an internationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, providing proof of delivery. The recipient shall promptly confirm its receipt of any such electronic mail. All communications shall be sent to the respective Parties as set forth below or to such other Person or address as any Party shall specify by notice in writing to the other Party.

If to TXMD:

TherapeuticsMD, Inc.

951 Yamato Road, Suite 220

Boca Raton, Florida 33431

Attention: Marlan D. Walker

Email:

With a copy to:

DLA Piper LLP (US)

200 South Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek

Email: joshua.samek@dlapiper.com

If to Purchaser:

Mayne Pharma LLC

3301 Benson Drive Suite 401

Raleigh NC 27609

Attention: General Counsel

Email:

With a copy to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Derek Stoldt

Email: derek.stoldt@arnoldporter.com

13.6    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other Party; provided, however, that Purchaser may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of TXMD; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. No permitted assignment shall relieve the assignor of liability hereunder. Any purported assignment without such prior written consent shall be void and of no force or effect.

13.7    No Third Party Beneficiary. Except for the rights of the TXMD Indemnified Parties and the Purchaser Indemnified Parties under ARTICLE 12, nothing in this Agreement shall confer any rights, remedies, or claims upon any Person not a Party or a permitted assignee of a Party.

13.8    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

13.9    Force Majeure. If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably provide and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

13.10    Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed under the laws of the State of Delaware, without giving effect to the conflict of laws provision thereof. Any claim or dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, so long as it shall have subject matter jurisdiction over such claim or dispute and otherwise the state courts located in the State of Delaware. Each Party irrevocably agrees and consents to the jurisdiction of the courts set forth in this Section 13.10 and waives any objection it may have to the venue of such courts, including with respect to the convenience of the forum and jurisdiction.

13.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.12    Severability. If any term, provision, agreement, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

13.13    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. It is therefore agreed that the Parties shall be entitled to seek a temporary, preliminary, and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity.

13.14    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between TXMD and Purchaser, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any Tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

13.15    English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

13.16    Construction. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in its preparation.

13.17    TXMD Disclosure Schedule. All capitalized terms not defined in the TXMD Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of TXMD set forth in this Agreement are made and given subject to, and are qualified by, the TXMD Disclosure Schedule. Any disclosure set forth in one section or subsection of the TXMD Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of Article VII of this Agreement to which it corresponds in number and reference and each other section or subsection of Article VII of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection. The TXMD Disclosure Schedule may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described. No disclosure set forth in the TXMD Disclosure Schedule relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the TXMD Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material, (c) has resulted in or would result in a Material Adverse Effect, or (d) creates a measure of materiality for purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

PURCHASER:

MAYNE PHARMA LLC

By:	/s/ Kimberly Parker
Name: Kimberly Parker Title: Authorized Signatory

TXMD:

THERAPEUTICSMD, INC.

By:	/s/ Tommy Thompson
Name: Tommy Thompson Title: Executive Chairman